UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
FEDERAL SIGNAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

1415 West 22nd Street

Oak Brook, Illinois 60523

Notice of Annual Meeting of Stockholders

To Be Held on April 30, 2013

To the Stockholders of

Federal Signal Corporation:

The Annual Meeting of Stockholders of Federal Signal Corporation, a Delaware corporation, will be held at the Regency Towers Conference Center, 1515 West 22nd Street, Oak Brook, Illinois 60523 on Tuesday, April 30, 2013 at 9:00 a.m. local time, for the following purposes:

• To elect seven directors;

• To approve, on an advisory basis, our named executive officer compensation;

• To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013; and

• To transact such other business that may properly come before the meeting or any adjournment(s) or postponement(s) of such meeting.

The Board of Directors has fixed the close of business on March 8, 2013 as the record date for the meeting. This means that if you owned shares of our common stock on that date, you are entitled to receive this notice, and to vote at the meeting or any adjournment(s) or postponement(s) of the meeting.

The Board of Directors recommends that you vote “FOR” the nominees for director proposed by the Board, “FOR” the advisory approval of the Company’s named executive officer compensation, and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013.

This year we will be using Securities and Exchange Commission rules that allow companies to furnish proxy materials over the Internet instead of mailing printed copies of the proxy materials to each stockholder. As a result, our stockholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability, first mailed on or about March 21, 2013, contains instructions on how to access the proxy statement, this notice, and our 2012 Annual Report on Form 10-K on the Internet. Also included in the Notice of Internet Availability are instructions on how stockholders may request a printed copy of our proxy materials. If you wish to receive a printed copy of our proxy materials, follow the instructions provided in the Notice of Internet Availability to request a copy be provided to you. Those stockholders that have previously requested printed or electronic copies of our proxy materials will receive a printed or electronic copy, as applicable. Electronic delivery of our proxy materials should reduce our costs by eliminating unnecessary printing of proxy materials and unnecessary mailings.

To vote, please follow the instructions in the Notice of Internet Availability or the proxy materials if you received printed copies. If you vote by telephone or Internet, you do not need to return a proxy card. If you are present at the meeting, you may vote your shares in person. If you hold your shares through a broker or other custodian, please check the voting instructions provided to you by that broker or custodian.

YOUR VOTE IS IMPORTANT! Whether or not you expect to attend the meeting, you are urged to vote as promptly as possible. If you have any questions or need assistance in voting your shares of our common stock, please call the Corporate Secretary at (630) 954-2008 or email us at info@federalsignal.com.

By order of the Board of Directors,

JENNIFER L. SHERMAN
Corporate Secretary

March 18, 2013

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. Please read the entire proxy statement before voting. This summary does not contain all of the information that you should consider in order to vote.

GENERAL INFORMATION

Stock Symbol:    FSS

Stock Exchange:    NYSE

Registrar and Transfer Agent:    Computershare Investor Services

State and Year of Incorporation:    Founded in 1901 and reincorporated in Delaware in 1969

Corporate Headquarters:    1415 West 22nd Street, Suite 1100, Oak Brook, Illinois 60523

Corporate Website:    www.federalsignal.com

ANNUAL MEETING

Time and Date:    9:00 a.m. local time on Tuesday, April 30, 2013

Place:    Regency Towers Conference Center, 1515 West 22nd Street, Oak Brook, Illinois 60523

Record Date:    March 8, 2013

Common Shares Outstanding on Record Date: 62,398,530

Voting:    Each share is entitled to one vote for each director to be elected and on each matter to be voted upon at the Annual Meeting.

ITEMS TO BE VOTED ON AND BOARD RECOMMENDATIONS

Item		Board Recommendations	Page Reference
Proposal 1	Election of Seven Directors	For all nominees	8
Proposal 2	Advisory Vote to Approve Our Named Executive Officer Compensation	For	49
Proposal 3	Ratification of Ernst & Young LLP as Auditors for Fiscal Year 2013	For	51

Transact any other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) of such meeting.

PROPOSAL 1: ELECTION OF SEVEN DIRECTORS

DIRECTOR NOMINEES

Name	Age	Director Since	Occupation and Experience	Independent	Audit Committee	Compensation and Benefits Committee	Nominating and Governance Committee

Charles R. Campbell	73	1998	Former CFO,	Yes	Chair
			Federal Signal
			Corporation

James E. Goodwin	68	2005	Chairman, Federal	Yes			X
			Signal Corporation

Paul W. Jones	64	1998	Executive	Yes		X	Chair
			Chairman, A.O.
			Smith Corporation

Dennis J. Martin	62	2008	President and CEO,	No
			Federal Signal
			Corporation

Name	Age	Director Since	Occupation and Experience	Independent	Audit Committee	Compensation and Benefits Committee	Nominating and Governance Committee
Richard R. Mudge	67	2010	Vice President, U.S.	Yes	X		X
			Infrastructure
			Division, Delcan
			Corporation

William F. Owens	62	2011	Former Governor of	Yes		X	X
			Colorado

Brenda L. Reichelderfer	54	2006	Sr. Vice President	Yes	X	Chair	X
			and Managing
			Director, TriVista
			Business Group

CORPORATE GOVERNANCE

Standing Board Committees (Meetings held in fiscal year 2012):    Audit (8); Nominating and Governance (4); Compensation and Benefits (6)

Independent Directors Meet without Management:    Yes

Separate Chairman and CEO:    Yes

Staggered Board:    No (all directors elected annually)

Director Retirement Age Limit:    Yes (may not stand for election after attaining age 72 without a waiver from the Board)

Stockholder Rights Plan:  No

Director and Officer Stock Ownership Guidelines:    Yes

Hedging, Short Sale and Pledging Policy:    Yes

Recoupment Policy (Clawback):    Yes

FISCAL YEAR 2012 HIGHLIGHTS

•	Net sales in fiscal year 2012 increased $114.5 million or 17% compared to fiscal year 2011 with increases across all segments.

•	Gross profit margin was 23.6% in fiscal year 2012 compared to 22.6% for fiscal year 2011, primarily as a result of increased sales volume and an overall favorable change in product mix.

•

Operating income in fiscal year 2012 increased $18.3 million or 55% compared to fiscal year 2011, primarily due to higher sales volume in fiscal year 2012, partially offset by restructuring charges of $1.4 million that were recorded in fiscal year 2012.

•

Income from continuing operations was $22.0 million in fiscal year 2012 compared to $13.1 million in fiscal year 2011. The increase of $8.9 million was primarily due to improved operating income as described above, partially offset by increased interest expense.

•

We refinanced our debt in February 2012 with provisions that permitted us to refinance again without penalty in 2013 if we satisfied stringent terms and conditions, including the sale of our Federal Signal Technologies Group businesses (“FSTech”). These terms and conditions were met. As a result, in March 2013, we were able to secure new financing at more favorable terms. We estimate the refinancing will save more than $10.0 million of interest expense per annum.

•

We conducted a competitive bid process to sell the assets of the FSTech Group, and completed the disposition of the assets for $110.0 million in cash, subject to initial working capital adjustments of $5.9 million. The Company received $82.1 million in cash at closing and the remaining $22.0 million was placed into escrow as security for indemnification obligations provided by the Company. Approximately $75.0 million of the sale proceeds were used to repay Company debt without penalty.

PROPOSAL 2: SAY-ON-PAY – AN ADVISORY VOTE TO APPROVE OUR NAMED EXECUTIVE OFFICER COMPENSATION

Key Elements of our Executive Compensation Program:

Compensation Elements	Performance- Based	Primary Metric(s)	Terms
Base Salary		N/A	Assessed annually based on market factors and individual performance.
Short-Term Incentive Bonus (Cash)	X	Earnings and Cash Flow	Achievement of financial targets weighted 70%.
Achievement of individual objectives weighted 30%.
Designed to pay out at 0%-200% of bonus opportunity based on financial and individual performance.
Long-Term Incentive Bonus (Equity)			Annual equity awards link the long term financial interests of executives to those of stockholders.
Performance Shares	X	EPS	Performance shares are earned only if earnings per share (“EPS”) from continuing operations threshold is met during the one-year performance period. Shares vest two years after the end of the performance period.
Stock Options		Stock Price	Stock options are only of value if the share price increases over the grant date value. Stock options vest ratably over three years.
Special Awards		N/A	Special awards based on the achievement of critical Company initiatives. May be comprised of cash, stock options, or restricted stock (subject to vesting requirements) as determined by the Compensation and Benefits Committee.
Indirect Compensation		N/A	Includes access to the same health and welfare and retirement plans enjoyed by other eligible employees.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has served as our independent registered public accounting firm since fiscal year 1978. Our Board has accepted the recommendation of the Audit Committee and selected Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2013.

1415 West 22nd Street

Oak Brook, Illinois 60523

Proxy Statement for Annual Meeting of Stockholders

To Be Held on April 30, 2013

GENERAL INFORMATION

Our Board of Directors is soliciting your proxy for use at the Annual Meeting of Stockholders to be held at the Regency Towers Conference Center, 1515 West 22nd Street, Oak Brook, Illinois 60523 on Tuesday, April 30, 2013 at 9:00 a.m. local time, and any adjournment(s) or postponement(s) of such meeting. Whenever we refer in this proxy statement to the “Annual Meeting” we are also referring to any meeting that results from an adjournment or postponement of the Annual Meeting. The purpose of the Annual Meeting of Stockholders is:

1.	To elect seven directors;

2.	To approve, on an advisory basis, our named executive officer compensation;

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013; and

4.	To transact such other business that may properly come before the meeting or any adjournment(s) or postponement(s) of such meeting.

The Board of Directors recommends that you vote “FOR” the nominees for director proposed by the Board, “FOR” the advisory approval of the Company’s named executive officer compensation, and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013.

This year we are using Securities and Exchange Commission (“SEC”) rules that allow companies to furnish their proxy materials over the Internet instead of mailing printed copies of the proxy materials to each stockholder. As a result, our stockholders will receive a Notice of Internet Availability that contains instructions on how to access this proxy statement, the notice of annual meeting and our 2012 Annual Report on Form 10-K (collectively, “proxy materials”) on the Internet at www.proxyvote.com. Also included in the Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) are instructions on how stockholders may request a printed copy of our proxy materials. If you wish to receive a printed copy of our proxy materials, follow the instructions provided in the Notice of Internet Availability to request that a copy be provided to you. Those stockholders that have previously requested printed or electronic copies of our proxy materials will receive a printed or electronic copy, as applicable. Electronic delivery of our proxy materials should reduce our costs by eliminating unnecessary printing of proxy materials and unnecessary mailings.

Voting Your Shares

You may vote on the above matters in the following ways:

•	By Telephone or Internet: You may vote by telephone or Internet by following the instructions included in the Notice of Internet Availability and in the proxy materials.

•	By Written Proxy: If you received a printed copy of the proxy materials, you may vote by written proxy by signing, dating and returning the proxy card in the postage-paid envelope provided.

•

In Person:    If you are a record stockholder, you may vote in person at the Annual Meeting. You are a record stockholder if your shares are registered in your name. If your shares are in the name of your broker or bank, your shares are held in “street name” and you are not a record stockholder. If your shares are held in street name and you wish to vote in person at the Annual Meeting, you will need to contact your broker or bank to obtain a legal proxy allowing attendance at the Annual Meeting. If you plan to attend the Annual Meeting in person, please bring proper identification and proof of ownership of your shares.

You will be entitled to vote at the Annual Meeting only if you held shares of our common stock of record at the close of business on March 8, 2013, the “record date.” You will be entitled to one vote for each share you owned on the record date for each of the seven directorships to be elected and on each other matter presented at the meeting. On the record date, there were 62,398,530 shares of our common stock issued and outstanding.

Our By-Laws provide that a majority of the outstanding shares, present in person or by proxy, will constitute a quorum at the Annual Meeting. For purposes of determining if a quorum is present, we will count all shares that are voted on any proposal as well as those shares that are designated as “withholding authority” to vote for a nominee or nominees or “abstaining” from any proposal as shares represented at the Annual Meeting and counted toward establishing the presence of a quorum.

If you return a proxy card, but no specific voting instructions are given with respect to a proposal, your shares will be voted “for” each of the seven director nominees named on the proxy card, “for” the advisory approval of the Company’s named executive officer compensation, and “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013.

If you hold your shares in more than one account, you will receive a Notice of Internet Availability for each account. To ensure that all of your shares are voted, please vote by telephone or Internet for each account or, if you have requested printed materials, sign, date and return a proxy card for each account in the postage-paid envelope provided.

Broker Non-Votes

Under the rules that govern brokers that have record ownership of shares they hold in street name for clients who beneficially own such shares, a broker may vote such shares in its discretion on “routine” matters if the broker has not received voting instructions from its client, but a broker cannot exercise its discretion to vote such shares on “non-routine” matters absent voting instructions from its client. When a broker votes a client’s shares on some but not all of the proposals presented at the meeting, each non-routine proposal for which the broker cannot vote because it has not received a voting instruction from the client is referred to as a “broker non-vote.” Proposals 1 and 2 are non-routine matters. Therefore, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted on Proposals 1 and 2, your broker will not be able to vote your shares on these proposals. Your vote is important — we urge you to provide instructions to your broker so that your votes may be counted.

Votes Required

Our By-Laws provide that in an uncontested election, as is the case in this election, a nominee for director shall be elected to the Board if the votes cast “for” such nominee’s election exceed the “withhold authority” votes cast with respect to such nominee’s election (Proposal 1).

Advisory approval of the Company’s named executive officer compensation requires the affirmative vote of a majority of shares of our common stock cast in person or by proxy on the proposal (Proposal 2).

Ratification of the appointment of the auditors requires the affirmative vote of a majority of the shares of our common stock cast in person or by proxy on the proposal (Proposal 3).

In tabulating the voting result for any particular proposal, shares that constitute broker non-votes and, pursuant to our By-Laws, abstentions, are not considered votes cast on that proposal. Accordingly, broker non-votes and abstentions will not affect the outcome of any matter being voted on at the Annual Meeting.

Shares Held in 401(k) Plan

On March 8, 2013, our 401(k) Plan, which is called the Federal Signal Corporation Retirement Savings Plan, held 1,242,246 shares of our common stock in the name of Vanguard Fiduciary Trust Company, as trustee of the 401(k) Plan. If you are a participant in the 401(k) Plan, you will also receive a Notice of Internet Availability with respect to shares held on your behalf in the 401(k) Plan. If no proper voting direction is received, Vanguard, in its capacity as the 401(k) Plan Trustee, will vote your shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan.

Revocability of Proxy

You may revoke your proxy at any time before it is voted by:

•	voting by telephone or internet on a later date, or delivering a later-dated proxy card, if you requested printed proxy materials, prior to or at the Annual Meeting;

•	filing a written notice of revocation with our Corporate Secretary; or

•	attending the Annual Meeting and voting your shares in person. Attendance alone at the Annual Meeting will not revoke a proxy.

Manner of Solicitation and Solicitation Costs

We will pay the costs of solicitation of proxies for the Annual Meeting. Proxies may be solicited by correspondence, electronically, by telephone, by mail or otherwise. Our directors, officers and employees may solicit proxies but they will not receive any extra compensation for this solicitation work. We will reimburse brokers and other nominee holders for their reasonable expenses incurred in forwarding proxy materials to the beneficial owners. We do not presently intend to retain professional proxy solicitation assistance, but we may utilize such services in the future.

Stockholder Questions

If you have any questions about the Annual Meeting, please contact us by sending a written request to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary, or calling 630-954-2008. If you would like to receive printed copies of the proxy materials, please follow the instructions on the Notice of Internet Availability.

OWNERSHIP OF OUR COMMON STOCK

The following table sets forth information as of February 15, 2013 with respect to the beneficial ownership of our common stock by each person we know to beneficially own more than five percent of our common stock (which is our only class of outstanding voting securities).

Beneficial Owners of More Than Five Percent of Our Common Stock

Name	Amount and Nature of Beneficial Ownership		Percent of Outstanding Common Stock(1)
Heartland Advisors, Inc.	8,885,485	(2)	14.2%
789 North Water Street
Milwaukee, WI 53202
BlackRock, Inc.	5,065,433	(3)	8.1%
40 East 52nd Street
New York, NY 10022
Franklin Mutual Advisers, LLC	4,738,979	(4)	7.6%
101 John F. Kennedy Parkway
Short Hills, NJ 07078
Dimensional Fund Advisors LP	3,671,325	(5)	5.9%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746
The Vanguard Group	3,536,596	(6)	5.7%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	Based upon 62,398,530 shares of common stock issued and outstanding as of February 15, 2013.

(2)	Based solely on a Schedule 13G, Amendment No. 6, filed on February 7, 2013 with the SEC in which Heartland Advisors, Inc. reported as of December 31, 2012, it had shared voting power and shared dispositive power over all of these shares as a registered investment adviser. These shares may be deemed beneficially owned by both Heartland Advisors, Inc., by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time, and William J. Nasgovitz, by virtue of his control of Heartland Advisors, Inc. Mr. Nasgovitz disclaims beneficial ownership of these shares.

(3)	Based solely on a Schedule 13G, Amendment No. 4, filed on February 1, 2013 with the SEC in which BlackRock, Inc. reported as of December 31, 2012, it had sole and dispositive voting power over all of these shares.

(4)	Based solely on a Schedule 13G, Amendment No. 7, filed on January 30, 2013 with the SEC in which Franklin Mutual Advisers, LLC reported as of December 31, 2012, it had sole voting and dispositive power with respect to these shares.

(5)	Based solely on a Schedule 13G filed on February 11, 2013 with the SEC in which Dimensional Fund Advisors LP reported as of December 31, 2012, it had sole voting power over 3,593,556 shares and sole dispositive power with respect to 3,671,325 shares in its capacity as an investment adviser registered under the Investment Advisors Act of 1940 to investment companies and as investment manager to certain other commingled group trusts and separate accounts. Dimensional Fund Advisors LP disclaims beneficial ownership of these shares.

(6)	Based solely on a Schedule 13G filed on February 13, 2013 with the SEC in which The Vanguard Group reported as of December 31, 2012, it had sole voting power over 83,715 shares and sole dispositive power with respect to 3,457,181 shares and shared dispositive power over 79,415 shares in its capacity as an investment adviser.

Stock Ownership of Directors and Management

The following table sets forth information as of February 15, 2013 with respect to the beneficial ownership of our common stock by each of our directors and director nominees, each of our named executive officers and all of our current directors and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Outstanding Common Stock(2)
James E. Goodwin	149,782	*
Charles R. Campbell	79,141	*
Paul W. Jones	109,038	*
Richard R. Mudge	56,427	*
William F. Owens	50,047	*
Brenda L. Reichelderfer	100,546	*
Dominic A. Romeo	63,521	*
Dennis J. Martin	234,541	*
William G. Barker, III(3)	0	*
Jennifer L. Sherman	229,582	*
Braden N. Waverley(3)	0	*
Mark D. Weber	226,333	*
Joseph W. Wilson	75,333	*
All Directors and Executive Officers as a Group (16 persons)(4)(5)	1,593,919	2.6%

(1)	Totals include shares subject to stock options exercisable within 60 days of February 15, 2013, as follows: Mr. Goodwin, 62,210; Mr. Campbell, 18,659; Mr. Jones, 18,659; Dr. Mudge, 0; Mr. Owens, 0; Ms. Reichelderfer, 9,226; Mr. Romeo, 0; Mr. Martin, 118,913; Mr. Barker, 0; Ms. Sherman, 131,164; Mr. Waverley, 0; Mr. Weber, 165,231 and Mr. Wilson, 60,325; and all directors and executive officers as a group, 726,218. Totals also include shares of restricted stock awarded pursuant to our benefit plans which are subject to certain restrictions under the plans, as follows: Mr. Goodwin, 25,161, and Dr. Mudge, 23,361. Totals also include shares held in our 401(k) Plan as follows: Ms. Sherman, 36,145; Mr. Weber, 6,752; and Mr. Wilson, 4,681. Totals do not include notional shares held in our Savings Restoration Plan, as follows: Ms. Sherman, 12,499; and Mr. Weber, 272.

(2)	Based upon 62,398,530 shares of common stock issued and outstanding as of February 15, 2013 and, for each director or executive officer or the group, the number of shares subject to stock options exercisable by such director or executive officer or the group within 60 days of February 15, 2013. The use of “*” denotes percentages of less than 1%.

(3)	Mr. Barker resigned as our CFO effective October 10, 2012. On October 10, 2012, we entered into a consulting agreement with Braden N. Waverley (the “Waverley Consulting Agreement”) under which Mr. Waverley serves as our Interim CFO while the Company is conducting a search for a permanent CFO.

(4)	The information contained in this portion of the table is based upon information furnished to us by the named individuals above and from our records. Except with respect to 1,000 shares beneficially owned by Dr. Mudge, which he jointly owns with his spouse, each director and officer claims sole voting and investment power with respect to the shares listed beside his or her name.

(5)	All of our directors and officers use our Company address which is 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors has nominated the following seven individuals for election at the Annual Meeting to hold office for one year or until their successors are elected and qualified: James E. Goodwin, Charles R. Campbell, Paul W. Jones, Dennis J. Martin, Richard R. Mudge, William F. Owens and Brenda L. Reichelderfer. Each of these nominees has been recommended by the Nominating and Governance Committee of the Board of Directors, which consists solely of independent members of the Board of Directors. Our Board of Directors accepted all seven nominations. In accordance with our Corporate Governance Guidelines, our Board of Directors waived the application of the age limitation of 72 years with respect to Mr. Campbell’s nomination. The waiver was granted due to his longevity with the Company, his financial expertise (Mr. Campbell is an

“audit committee financial expert” as defined by SEC rules), a recognition of our need for his guidance given the ongoing transition of our CFO role during fiscal years 2012 and 2013, and Dominic A. Romeo not standing for re-election at the Annual Meeting. In connection with Mr. Romeo’s decision to not stand for re-election, effective April 30, 2013, the Board of Directors will be reconstituted from eight directors to seven directors.

Pursuant to our By-Laws, in an uncontested election, as is the case in this election, a nominee for director shall be elected to the Board if the votes cast “for” such nominee’s election exceed the “withhold authority” votes cast with respect to such nominee’s election. Each of the nominees has consented to being named in this proxy statement and to serve if elected. If any of the nominees should decline or be unable to serve as a director, the persons named as proxies in the accompanying proxy card will vote the proxy for such other person(s) as the Nominating and Governance Committee may nominate as director so as to provide for a full Board.

The Board of Directors recommends a vote “FOR” the election of James E. Goodwin, Charles R. Campbell, Paul W. Jones, Dennis J. Martin, Richard R. Mudge, William F. Owens and Brenda L. Reichelderfer.

Information Regarding Directors and Nominees

Qualifications of the Board of Directors

When identifying nominees to serve as director, our Nominating and Governance Committee considers candidates with diverse professional experience, qualifications, skills, perspective and background as appropriate, in light of the current composition and needs of our Board as well as our Company’s business and structure. As part of its evaluation of a candidate’s business and professional experience, the Nominating and Governance Committee considers a variety of characteristics including, but not limited to, core competencies, experience, independence, and level of commitment. The Nominating and Governance Committee may also engage a third party to assist it in identifying potential director nominees.

Set forth below are the names, ages, principal occupations and other information regarding the director nominees which is based upon information furnished to our Company by the named individuals. Also included is a description of the specific experience, qualifications, attributes and skills of the seven nominees that led the Board to conclude that each nominee is well-qualified to serve as a member of our Board of Directors.

James E. Goodwin Director since October 2005 Committees: • Nominating and Governance Age: 68

Mr. Goodwin has served as Chairman of our Board of Directors since April 2009. He served as our Company’s interim President and CEO from December 2007 until September 2008. From October 2001 to December 2007, and resuming in September 2008, Mr. Goodwin operates his own independent consulting business. Mr. Goodwin also serves as a member of the Advisory Board of Wynnchurch Capital, a private equity company, a position he has held since January 2013. From July 1999 to October 2001, Mr. Goodwin served as Chairman and CEO of United Airlines, a worldwide airline operator (NYSE: UAL). Mr. Goodwin also serves as a member of the Board of Directors of AAR Corp., a manufacturer of products for the aviation/aerospace industry (NYSE: AIR), and John Bean Technologies Corporation, a manufacturer of industrial equipment for the food processing and air transportation industries (NYSE: JBT), serving in such positions since April 2002 and July 2008, respectively.

Key Qualifications:

•     Extensive background in global operations, broad management experience and strategic leadership skills

•     In depth understanding of our Company and its industry as a result of his service as interim President and CEO

•     Significant experience as a Chairman, CEO, and director of several publicly traded companies

Charles R. Campbell Director since December 1998 Committees: • Audit (Chair) Age: 73

Mr. Campbell is a retired consultant previously working for The Everest Group, a management consulting firm. He was a partner in The Everest Group from 1997 to 2004. Prior to joining The Everest Group, Mr. Campbell was Senior Vice President and Chief Financial and Administrative Officer of our Company from 1985 to 1995.

Key Qualifications:

•    Managerial, financial, and strategic planning expertise

•    An “audit committee financial expert” as defined by SEC rules

•    Significant understanding of our Company and the industry as a result of his over 20 combined years of service as a member of our Board and as our former CFO

Paul W. Jones Director since December 1998 Committees: • Nominating and Governance (Chair) • Compensation and Benefits Age: 64

Mr. Jones is Executive Chairman of A. O. Smith Corporation, a manufacturer of water heating and water treatment systems (NYSE: AOS), serving as such since January 2013. From December 2005 to January 2013 he was Chairman and CEO of A. O. Smith Corporation, and from January 2004 until December 2005, he was President and Chief Operating Officer. Mr. Jones has served on the Board of Directors of A.O. Smith Corporation since December 2004. Mr. Jones also serves on the Board of Directors of Integrys Energy Group, Inc., a utility holding company (NYSE: TEG), which directorship began in December 2011. From July 2006 to July 2011, Mr. Jones served as a director of Bucyrus International, Inc., a manufacturer of mining and construction machinery (formerly NASDAQ: BUCY), until its acquisition by Caterpillar Inc. Mr. Jones also serves as a member of the Board of Directors of the United States Chamber of Commerce (since March 2008) and the National Association of Manufacturers (since October 2007), and on the Board of Trustees of Manufacturers Alliance/MAPI (since March 2006).

Key Qualifications:

•    Extensive management and manufacturing experience with multinational companies

•    Financial expertise

•    Experienced strategist focused on enterprise growth

Dennis J. Martin Director since March 2008 Committees: None Age: 62

Mr. Martin serves as our Company’s President and CEO, and has served as such since October 30, 2010. Prior to becoming our President and CEO, Mr. Martin was an independent business consultant since August 2005. From May 2001 to August 2005, Mr. Martin was the Chairman, President and CEO of General Binding Corporation, a manufacturer and marketer of binding and laminating office equipment (formerly NASDAQ:GBND), until its acquisition by Acco World Brands. Mr. Martin also serves as a director of HNI Corporation, a provider of office furniture and hearths (NYSE: HNI), and of Coleman Cable, Inc., a manufacturer and innovator of electrical and electronic wire and cable products (NASDAQ: CCIX), serving in such capacities since July 2000 and February 2008, respectively. Mr. Martin also served on the Board of Directors of A.O. Smith Corporation, a manufacturer of water heating systems and electric motors (NYSE: AOS), from January 2004 until December 2005.

Key Qualifications:

•    Expertise in manufacturing and business process engineering

•    Accomplished sales strategist

•    In-depth knowledge of our Company and its operations as President and CEO

Richard R. Mudge Director since April 2010 Committees: • Audit • Nominating and Governance Age: 67

Dr. Mudge serves as the Vice President of the U.S. Infrastructure Division of Delcan Corporation, a privately-held engineering and consulting company since 2002. Dr. Mudge has served on the Board of Directors of Delcan’s U.S. subsidiary since 2005. Dr. Mudge previously served as President of Compass Services, the transportation subsidiary of U.S. Wireless Corporation, from April 2000 to December 2001, and as Managing Director of Transportation for Hagler Bailly, a worldwide provider of management consulting services to the energy and network industries (formerly NASDAQ: HBIX), from 1998 to 2000. In 1986, Dr. Mudge co-founded Apogee Research Inc., an infrastructure consulting firm, and served as its President until 1995 and then as its Chairman of the Board from 1995 until 1997, when Apogee merged with Hagler Bailly. Dr. Mudge also worked for the Congressional Budget Office from 1975 to 1986 where he became Chief of the Public Investment Unit and for the Rand Corporation where he served as Director of Economic Development Studies from 1972 to 1975.

Key Qualifications:

•    Expertise across multiple facets of the transportation industry

•    Leadership in technology, finance, business, government policy and research

•    Experience growing businesses

William F. Owens Director since April 2011 Committees: • Compensation and Benefits • Nominating and Governance Age: 62

Mr. Owens serves on the Board of Directors of Bill Barrett Corporation, an independent oil and gas company (NYSE: BBG), Cloud Peak Energy, Inc., a sub-bituminous steam coal producer (NYSE: CLD), and Key Energy Services, Inc., an oil well services company (NYSE: KEG), positions he has held since May 2010, January 2010, and January 2007, respectively. Mr. Owens served on the Board of Directors of Far Eastern Shipping Company Plc., a shipping and railroad company listed on the Moscow exchange (MICEX-RTS: FESH), from 2007 until June 2012. Mr. Owens currently serves as Managing Director of Renew Strategies, LLC, a land and water development firm. Mr. Owens is also a Senior Fellow at the University of Denver’s Institute for Public Policy Studies. Mr. Owens served as Governor of Colorado from 1999 to 2007. Prior to that, he served as Treasurer of Colorado (1995-1999) and as a member of the Colorado Senate (1989-1995) and the Colorado House of Representatives (1983-1989).

Key Qualifications:

•    Extensive experience in international business

•    Management expertise across a broad range of industries

•    Distinguished public service background

Brenda L. Reichelderfer Director since October 2006 Committees: • Compensation and Benefits (Chair) • Nominating and Governance • Audit Age: 54

Ms. Reichelderfer is Senior Vice President and Managing Director of TriVista Business Group, a management consulting and advisory firm, a position she has held since June 2008. Since April of 2010, she has served on the Board of Wencor Group LLC, an aerospace distribution business held by a private equity firm. Since June of 2011, Ms. Reichelderfer has served on the Board of Meggitt PLC, a global defense and aerospace firm whose shares are listed on the London Stock Exchange (MGGT: LSE). Ms. Reichelderfer also serves as a member of the Technology Transfer Advisory Board of The Missile Defense Agency, a division of the United States Department of Defense, and has served as such since November 2008. Until May 2008, Ms. Reichelderfer was Senior Vice President, Group President (from December 1999), and Corporate Director of Engineering and Chief Technology Officer (from October 2005) of ITT Corporation, a global engineering and manufacturing company (NYSE: ITT).

Key Qualifications:

•    Expertise in growing technological businesses

•    Extensive experience in operations, innovation, and new product development

•    Significant international business experience

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Leadership Structure and Role in Risk Oversight

We separate the roles of CEO and Chairman of the Board. Separating these positions allows our CEO to focus on the day-to-day leadership and performance of our Company while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Our Board believes that having separate positions with an independent outside director serving as Chairman, is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance.

Our Board of Directors has overall responsibility for the oversight of risk management at our Company. Day-to-day risk management is the responsibility of management, which has implemented the Enterprise Risk Management process to identify, assess, manage and monitor risks that our Company faces. Enterprise Risk Management is administered by our Company officers and is discussed and reviewed by our executive management. Corporate Internal Audit is responsible for monitoring the program.

Our Board of Directors, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our Company, and the steps we take to monitor, control and remediate such exposures. In addition, the Board receives an annual overview of significant risks along with risk mitigation plans.

While our Board is ultimately responsible for risk oversight at our Company, our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas. In particular, the Audit Committee focuses on the management of financial and accounting risk exposures. The Nominating and Governance Committee focuses on the management of risks associated with Board organization, membership and structure, and the organizational and governance structure of our Company. Finally, the Compensation and Benefits Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

Attendance at Board of Directors and Committee Meetings

During fiscal year 2012, our Board of Directors held a total of nine meetings. The Audit Committee held eight meetings; the Nominating and Governance Committee held four meetings; and the Compensation and Benefits Committee held six meetings. Our Corporate Governance Guidelines require each director to regularly attend meetings of the Board of Directors and all committees upon which the director serves. All directors attended at least 75% of meetings of the Board and committees of which he or she was a member.

Independence of Members of the Board of Directors

The Board of Directors has determined that all of its directors, other than Mr. Martin, qualify as independent. In making this determination, the Board of Directors considered the rules of the NYSE and the SEC, and reviewed information provided by the directors and nominees in questionnaires and other certifications concerning the relationships we may have with each director or nominee (including each director’s immediate family members and other associates), including any charitable contributions we may have made in the past and/or continue to make to organizations with which such director or nominee is affiliated.

Committees of the Board of Directors

Pursuant to our By-Laws, we have established standing Audit, Nominating and Governance, and Compensation and Benefits Committees. The Board of Directors has determined that all of the members of the Audit, Nominating and Governance, and Compensation and Benefits Committees are independent as defined under the applicable NYSE and SEC rules, including the rules recently proposed by the NYSE regarding the independence of members of the Compensation and Benefits Committee. The Board of Directors has adopted a charter for each of the Audit, Nominating and Governance, and Compensation and Benefits Committees to comply with the requirements of the NYSE and the Sarbanes-Oxley Act of 2002, a copy of which is available on our website at www.federalsignal.com.

Current Committee Membership(1)

Name	Audit	Compensation and Benefits	Nominating and Governance
Charles R. Campbell	Chair(2)	—	—
James E. Goodwin	—	—	X
Paul W. Jones	—	X	Chair
Dennis J. Martin	—	—	—
Richard R. Mudge	X	—	X
William F. Owens	—	X	X
Brenda L. Reichelderfer	X(3)	Chair	X
Dominic A. Romeo	X(4)	X(5)	—

(1)	The Board periodically reviews committee membership. Accordingly, the membership described in the table may change during 2013.

(2)	The Board of Directors has determined that Mr. Campbell qualifies as an “audit committee financial expert” as defined by the SEC.

(3)	Ms. Reichelderfer joined this Committee on April 24, 2012.

(4)	Mr. Romeo is not standing for re-election at this year’s Annual Meeting.

(5)	Mr. Romeo joined this Committee on April 24, 2012, replacing Joseph R. Wright whose term as a director expired at the 2012 Annual Meeting. Mr. Romeo is not standing for re-election at this year’s Annual Meeting.

Descriptions of our standing committees and their responsibilities follow:

Audit Committee

The Audit Committee of the Board of Directors is responsible for monitoring:

•	the integrity of our financial statements;

•	the qualifications and independence of our independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm; and

•	our compliance with legal and regulatory requirements, including our Policy for Business Conduct for all employees and Code of Ethics for the CEO and senior officers.

In fulfilling its role, the Audit Committee reviews the design and operation of internal control processes and the manner in which we control our major financial risk exposures. The Audit Committee has direct and regular access to our financial executives, including the Vice President of Internal Audit, the CFO, and the Interim CFO. Additionally, the Audit Committee has direct and regular access to the independent registered public accounting firm. The Audit Committee has the sole authority to appoint or replace our independent registered public accounting firm, and is directly responsible for overseeing the work of and determining the appropriate compensation for our independent registered public accounting firm. In addition, the Audit Committee considers and approves the performance of non-audit services by our independent registered public accounting firm, taking into consideration the effect that the performance of non-audit services may have upon the independence of the independent registered public accounting firm. None of the Audit Committee members serves on more than three public companies’ audit committees (including our Company).

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for recommending guidelines to the Board of Directors for corporate governance, including the structure and function of our Board of Directors, its committees and the management of our Company, as well as identification and recommendation to the Board of Directors of candidates to be elected as directors. The Nominating and Governance Committee also advises the Board of Directors as to appropriate compensation for serving as a member of our Board of Directors and on its committees.

Stockholders may provide recommendations to the Nominating and Governance Committee of individuals to consider as potential directors by giving written notice to our Corporate Secretary at least 90 days, but not more than 120 days, prior to the anniversary of the preceding year’s annual meeting, along with the specific information required by our By-Laws including, but not limited to, the name and address of the nominee; the number of shares of our common stock beneficially owned by the stockholder (including associated persons) nominating such nominee; and a consent by the nominee to serve as a director, if elected, that would be required for a nominee under the SEC rules. If you would like to receive a copy of the provisions of our By-Laws setting forth all of these requirements, please send a written request to our executive offices, Attn: Corporate Secretary. The Nominating and Governance Committee has not adopted any specific procedures for considering the recommendation of director nominees by stockholders, but will consider stockholder nominees on the same basis as other nominees.

The Nominating and Governance Committee has set no specific minimum qualification for a nominee to the Board of Directors although, under our Corporate Governance Guidelines, no person may stand for election as director: (i) after attaining age 72 without a waiver from the Board; (ii) if he or she serves on more than six boards of publicly traded companies; or (iii) if he or she is the CEO of a publicly traded company and serves on more than three boards of publicly traded companies.

The Company’s Corporate Governance Guidelines include a director resignation policy that requires each director nominee who is standing for re-election, prior to each election of directors at an annual meeting, to submit to the Board an irrevocable letter of resignation from the Board which will become effective if that director does not receive the necessary majority vote for election and the Board determines to accept such resignation. In such circumstances, the Board’s Nominating and Governance Committee will evaluate and make a recommendation to the Board with respect to the submitted resignation. The Board will take action on the recommendation within 180 days following the stockholders’ meeting at which the election occurred and will publicly disclose the Board’s decision including, if applicable, the reasons for rejecting a resignation.

Compensation and Benefits Committee

Our Compensation and Benefits Committee is responsible for the establishment and oversight of our Company’s compensation and benefits philosophy. With respect to our executive officers, the Compensation and Benefits Committee has the authority to establish the objectives of compensation, to determine the components of compensation and to establish and evaluate performance goals. The functions of the Compensation and Benefits Committee are further described in this proxy statement under the heading “Compensation Discussion and Analysis.”

Based on current and evolving best practices guidance, our Compensation and Benefits Committee conducted a compensation risk assessment of the various elements of our Company’s overall compensation programs, including incentive compensation programs. The Compensation and Benefits Committee reviewed, with input from management, our Company’s compensation programs, including appropriate internal controls to mitigate or reduce risk. Based on its review, the Compensation and Benefits Committee determined that our Company’s compensation programs and policies do not create excessive and unnecessary risk taking. Our Company and the Compensation and Benefits Committee will continue to maintain proper policies and procedures to ensure ongoing management and assessment of compensation practices as they relate to risk.

Director Compensation in the Last Fiscal Year

The following table details the compensation provided to each non-employee director for fiscal year 2012. Mr. Martin does not receive any additional compensation for his service on our Board of Directors.

Non-Employee Director Compensation in Fiscal Year 2012

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards($)(2)	Option Awards ($) (3)	Total ($)
Charles R. Campbell	$74,000	$60,000	$—	$134,000
James E. Goodwin(4)	$113,000	$75,000	$—	$188,000
Paul W. Jones	$75,000	$60,000	$—	$135,000
Richard R. Mudge(5)	$74,500	$60,000	$—	$134,500
William F. Owens	$71,500	$60,000	$—	$131,500
Brenda L. Reichelderfer	$81,177	$60,000	$—	$141,177
Dominic A. Romeo	$72,618	$60,000	$—	$132,618
Joseph R. Wright(6)	$21,182	$—	$—	$21,182

(1)	Includes the following share amounts which were awarded in lieu of cash fees: Dr. Mudge, 11,910 shares; Mr. Owens, 5,714 shares; Ms. Reichelderfer, 6,459 shares; Mr. Romeo, 5,788 shares; and Mr. Wright, 2,877 shares. The number of shares awarded in lieu of cash fees was determined using the closing share price of our common stock on the grant date.

(2)	Each non-employee director is annually issued a stock award which is determined by dividing $60,000 ($75,000 in the case of the Chairman) by the closing price of our common stock on the grant date. Amounts stated reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“ASC 718”). The following awards were granted to the non-employee directors on April 24, 2012 at a closing share price of $5.24: 14,313 shares of common stock to Mr. Goodwin as Chairman; and 11,451 shares of common stock to each of Messrs. Campbell, Jones, Mudge, Owens, and Romeo, and Ms. Reichelderfer. As of December 31, 2012, each non-employee director held the following aggregate number of shares: Mr. Goodwin, 87,572 shares; Mr. Campbell, 60,482 shares; Mr. Jones, 90,379 shares; Dr. Mudge, 56,427 shares; Mr. Owens, 50,047 shares; Ms. Reichelderfer, 91,320 shares; and Mr. Romeo, 63,521 shares. Excluding initial awards upon appointment, stock awards to non-employee directors are not subject to vesting requirements.

(3)	There were no option awards granted to any of the non-employee directors during fiscal year 2012. As of December 31, 2012, each director had options for the following number of shares outstanding: Mr. Goodwin, 62,210; Mr. Campbell, 18,659; Mr. Jones, 18,659; Dr. Mudge, 5,000; Mr. Owens, 5,000; Ms. Reichelderfer, 9,226; and Mr. Romeo, 5,000.

(4)	Includes annual retainer amount of $87,500, committee membership fees of $6,000, and meeting fees of $19,500. Although Mr. Goodwin was entitled to receive additional compensation on a per diem basis for time spent on Board matters, he elected not to receive any per diem fees for the additional time spent on Company matters during fiscal year 2012.

(5)	Dr. Mudge deferred receipt of all of his fiscal year 2012 share amounts, i.e., 23,361 shares, until January 1, 2017, at which time these shares will be distributed in full on a one-for-one basis.

(6)	Mr. Wright served as a member of the Board until April 24, 2012, when his term as director expired. The annual retainer paid to Mr. Wright was prorated through April 24, 2012.

Additional Information about Director Compensation

The Nominating and Governance Committee of our Board of Directors advises our Board on the annual compensation for our non-employee directors. Our Nominating and Governance Committee may consult third-party advisors, generally available source material, proxy statements and data from peer companies in setting competitive compensation for our non-employee directors.

Our non-employee directors receive both cash and equity compensation as detailed below. As described below, our non-employee directors are also subject to a common stock ownership requirement that aligns the interests of our non-employee directors with those of our stockholders. Mr. Martin, as a director and an executive officer of the Company, is also subject to stock ownership requirements, those applicable to our executive officers as discussed in this proxy statement under the heading “Compensation Discussion and Analysis —Executive Stock Ownership Requirements.”

Cash Compensation

The following table details our cash compensation structure for non-employee directors for fiscal year 2012. Directors are also reimbursed for their out-of-pocket expenses relating to attendance at meetings.

Cash Compensation of Our Non-Employee Directors
	Annual Retainer	Per Diem Fee		Board Meeting Attended in Person	Board Meeting Attended by Telephone
Chairman of the Board	$87,500	$2,500	(1)	$3,000	$500
Non-employee director (excluding the Chairman)	$50,000	—		$1,500	$500
Committees
Audit
Chair	$15,000	—		—	—
Member	$9,000	—		—	—
Compensation & Benefits
Chair	$10,000	—		—	—
Member	$6,000	—		—	—
Nominating & Governance
Chair	$10,000	—		—	—
Member	$6,000	—		—	—

(1)	The Chairman of the Board is also eligible to receive a per diem fee for other time spent on Company business (up to a maximum of $150,000 per year). Although Mr. Goodwin was entitled to receive additional compensation on a per diem basis for time spent on Board matters, he elected not to receive any per diem fees for the additional time spent on Company matters during fiscal year 2012.

Equity Compensation

Upon appointment or election to our Board, each non-employee director receives an initial stock option grant of 5,000 shares of our common stock, all of which vest in full on the third anniversary of the grant date. Thereafter, our non-employee directors typically receive an annual equity award which vests immediately as partial compensation for service on our Board. The table below sets forth the equity awards issued to our directors as compensation for fiscal year 2012. These awards were made on April 24, 2012, the date of our 2012 Annual Meeting of Stockholders.

Annual Equity Awards of Our Non-Employee Directors
Common Stock Award
Chairman of the Board	$75,000
Non-employee director (excluding the Chairman)	$60,000

Pursuant to our Director Compensation Policy, the number of shares of common stock awarded was determined by dividing the amount of the award by the closing market price of our common stock on the grant date of April 24, 2012, which was $5.24. Accordingly, for fiscal year 2012, each non-employee director (excluding the Chairman) received a common stock award of 11,451 shares and the Chairman received a common stock award of 14,313 shares.

Director Stock Ownership Guidelines

In February 2011, we increased the director common stock ownership requirement for non-employee directors as follows.

Non-Employee Director Stock Ownership Policy
Previous Policy - Prior to February, 2011	Current Policy
3 × Annual Retainer	5 × Annual Retainer

Until such time as this target ownership is met, each non-employee director is required to receive at least 50% of the annual director compensation fees earned in any given year in shares of our common stock. Additionally, the policy prohibits non-employee directors from selling shares of our common stock until the holding requirement is met, although tendering shares to pay taxes upon the exercise of stock options or vesting of shares of restricted stock or for the exercise price upon the exercise of stock options is allowed. Stock ownership value is calculated annually using the average stock price of our common stock for the prior six-month period; provided, however, that once a determination has been made that the target ownership has been achieved, a decrease in the value of our common stock will not impact that determination. Finally, the new policy provides that after achieving the ownership target, each director is required to hold 50% of the net shares received from exercised options or vested shares of common stock (over and above the target ownership level) for at least two years from the date of exercise or vesting. All of our non-employee directors have met their target ownership levels.

CORPORATE GOVERNANCE, BUSINESS CONDUCT, AND CODE OF ETHICS;

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

We are committed to good corporate governance. We believe the foundation of our corporate governance is the independence of our directors, the separation of the roles of our CEO and Chairman of the Board, and our commitment to both responsible corporate citizenship and the interests of our stockholders. In accordance with the requirements of the NYSE and the Sarbanes-Oxley Act of 2002, our Board of Directors has adopted Corporate Governance Guidelines as well as charters for each of the standing Board Committees. These guidelines and charters, as well as our Policy for Business Conduct and Policy for Business Conduct-Directors (together, the “Business Conduct Policies”) and a Code of Ethics, which is applicable to our CEO and our senior financial officers, are available for review on our website at www.federalsignal.com.

The non-employee directors of the Board meet in executive session without management, as appropriate. The Chairman of the Board of Directors presides over executive sessions. Directors may be contacted as a group, by Committee, or individually, and the Chairman of the Board or the non-employee directors as a group may be contacted on an anonymous and/or confidential basis by addressing a letter to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary. These letters will be forwarded to the Chairman or the non-employee directors, as addressed in the letter. We encourage our directors to attend our annual meetings of stockholders; all of our directors attended the 2012 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There were no compensation committee interlocks or insider participation on the part of the members of our Compensation and Benefits Committee. The members and functions of our Compensation and Benefits Committee are set forth above under “Committees of the Board of Directors.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We maintain various policies and procedures relating to the review, approval or ratification of transactions in which our Company is a participant and in which any of our directors, executive officers, 5% stockholders (if any) or their family members have a direct or indirect material interest. Our Business Conduct Policies, which are available on our website at www.federalsignal.com, prohibit our directors and employees, including our executive officers, and in some cases their family members, from engaging in certain activities without prior written consent. These activities typically relate to situations where a director, executive officer or employee, and in some cases an immediate family member, may have significant financial or business interests in another company competing with or doing business with our Company, or who stands to benefit in some way from such a relationship or activity. Specifically, our Business Conduct Policies include certain prohibitions against the following: receiving or giving gifts or prizes above a nominal value from or to customers or suppliers; working for a customer or supplier or engaging in outside profit-making activities in any area of business in which our Company operates; representing any outside commercial interest during normal business hours or when traveling on Company business; lending or borrowing money from individuals affiliated with an entity with whom the Company conducts business; owning any part of any customer’s or supplier’s business (excluding routine investments in publicly traded companies); using Company property, information or positions for improper personal gain or benefit; and engaging in Company business with any entity in which a family member has an executive position or a significant financial interest unless approved in advance. Since all types of prohibited transactions cannot be listed, we encourage our employees to seek advice before proceeding if there is any doubt regarding the appropriateness of an arrangement under our Business Conduct Policies.

Pursuant to our Business Conduct Policies and the Audit Committee Charter, the Chairman, CFO and General Counsel implement our Business Conduct Policies, and the Audit Committee reviews, approves, ratifies and makes recommendations to our Board of Directors regarding related person transactions.

Additionally, each year we require our directors, nominees for director and executive officers to complete a questionnaire which identifies, among other things, any transactions or potential transactions with our Company in which a director, an executive officer, or one of their family members or associated entities has an interest. We also require that directors and executive officers notify our Corporate Secretary as soon as possible of any changes during the course of the year to the information provided in the annual questionnaire.

Except as described below, during fiscal year 2012, we determined that none of our Board-proposed nominees for director, executive officers, stockholders owning more than 5% of our common stock, or immediate family members of any such persons engaged in a transaction with us in which such director, nominee for director, executive officer, stockholder owning more than 5% of our common stock, or immediate family member of such persons had a direct or indirect material interest that required disclosure under applicable SEC rules.

In December 2011, the Company’s subsidiary, Federal Signal Technologies, LLC, an FSTech company, entered into an agreement with Delcan Corporation to provide services. The services provided under the agreement through September 4, 2012, the date the FSTech sale was completed, amounted to $227,525. Dr. Richard Mudge, who is one of our directors, is the Vice President of the U.S. Infrastructure Division of Delcan Corporation and a member of the Board of Directors of Delcan’s U.S. subsidiary. The Board of Directors of the Company approved the transaction, determining that it was on market terms. Dr. Mudge recused himself from the approval process.

On October 10, 2012, we entered into the Waverley Consulting Agreement under which Mr. Waverley serves as our Interim CFO while the Company is conducting a search for a permanent CFO. Mr. Waverley receives $33,000 each month for his services and he received a prorated cash incentive bonus for 2012 in the amount of $83,124, calculated and paid according to the Company’s short-term incentive bonus plan practices. For periods thereafter, Mr. Waverley will be eligible for a discretionary bonus subject to approval by the Compensation and Benefits Committee. Prior to Mr. Waverley becoming our Interim CFO, the Company had entered into an agreement with ABW Holdings, LLC, a limited liability company in which Mr. Waverley is the sole member, and under which Mr. Waverley provided consulting services to the Company primarily regarding the sale of FSTech. In 2012, the Company paid approximately $351,000 to ABW Holdings under this prior agreement. Mr. Waverley received approximately $341,000 in connection with the consulting services provided to the Company prior to October 10, 2012. This prior agreement was terminated by the parties on October 10, 2012.

COMPENSATION DISCUSSION AND ANALYSIS

In this section we will describe the material components of our executive compensation programs for our “Named Executive Officers,” or “NEOs,” whose compensation is detailed in the 2012 Summary Compensation Table and other compensation tables that follow. Our named executive officers for fiscal year 2012 are:

•	Dennis J. Martin, our President and CEO;

•	William G. Barker, III, our former Senior Vice President and CFO;

•	Braden N. Waverley, our Interim CFO;

•	Jennifer L. Sherman, our Senior Vice President, Chief Administrative Officer (“CAO”), General Counsel and Secretary;

•	Mark D. Weber, President of our Environmental Solutions Group; and

•	Joseph W. Wilson, President of the Industrial Systems Division within our Safety and Security Systems Group.

We encourage you to review the details of our performance, the role of our Compensation and Benefits Committee (referred to in this section as “the Committee”), and our processes and decisions as summarized below. Please read this section in conjunction with Proposal 2, the Say-on-Pay Advisory Vote regarding the compensation of our NEOs.

The Committee carefully considers the feedback obtained from our stockholders on its Say-on-Pay Advisory Vote and for that reason recommended that the frequency of stockholder advisory votes on executive compensation should occur on an annual basis. At our 2012 Annual Meeting, 74% of the advisory votes cast on executive compensation endorsed our compensation programs and, at our 2011 Annual Meeting, 88% of the advisory votes cast endorsed the Committee’s recommendation to hold a stockholder advisory vote on executive compensation on an annual basis.

Executive Summary

During fiscal year 2012, our second full year with Dennis J. Martin as CEO, we overcame significant challenges and made great strides towards refocusing on our core businesses, continued to maximize opportunities to create organizational efficiencies, and capitalized on existing talent and competencies. At fiscal year end, total stockholder return had increased 83.4% from December 31, 2011 and 46.4% from the point when Mr. Martin began his tenure as our CEO in October 2010.

Recap of Fiscal Year 2012 Performance

Fiscal year 2012 was a year of transformation for the Company. We began the year as a highly-leveraged company and then achieved enterprise stabilization with a renewed focus on our core businesses and competencies.

Specific highlights include:

•	Net sales in fiscal year 2012 increased $114.5 million or 17% compared to fiscal year 2011, with increases across all segments.

•	Gross profit margin was 23.6% in fiscal year 2012 compared to 22.6% for fiscal year 2011, primarily as a result of increased sales volume and an overall favorable change in product mix.

•	Operating income in fiscal year 2012 increased $18.3 million or 55% compared to fiscal year 2011, primarily due to higher sales volume in fiscal year 2012, partially offset by restructuring charges of $1.4 million that were recorded in 2012.

•

Income from continuing operations was $22.0 million in fiscal year 2012 compared to $13.1 million in fiscal year 2011. The increase of $8.9 million was primarily due to improved operating income as described above, partially offset by increased interest expense.

•

We refinanced our debt in February 2012 with provisions that permitted us to refinance again without penalty in 2013 if we satisfied stringent terms and conditions, including the sale of our FSTech Group businesses.

These terms and conditions were met. As a result, in March 2013, we were able to secure new financing at more favorable terms. We estimate the refinancing will save more than $10.0 million of interest expense per annum.

•

We conducted a competitive bid process to sell the assets of the FSTech Group, and completed the disposition of the assets for $110.0 million in cash, subject to initial working capital adjustments of $5.9 million. The Company received $82.1 million in cash at closing and the remaining $22.0 million was placed into escrow as security for indemnification obligations provided by the Company. Approximately $75.0 million of the sale proceeds were used to repay Company debt without penalty.

Based on our fiscal year 2012 performance, our executives earned awards under our Short-Term Incentive Bonus Plan (“STIP”). On an enterprise level, we exceeded the performance targets for both earnings and cash flow. As a result, the NEOs earned between 148% and 200% of the financial targets under the STIP.

Due to the critical nature of our debt refinancing, the required sale of FSTech, and the outstanding performance of the executives leading both initiatives, the Committee approved special bonuses during fiscal year 2012. In connection with the completion of the Company’s refinancing of its credit and note facilities in February 2012, the Committee awarded cash bonuses to Mr. Martin in the amount of $268,000, Mr. Barker in the amount of $62,000, and Ms. Sherman in the amount of $80,000. In addition, the Committee awarded Mr. Martin and Ms. Sherman each a cash bonus of $125,000 and special long-term equity incentives following the closing of the FSTech sale on September 4, 2012 as detailed in the section titled “Executive Compensation.”

Executive Compensation Program Updates during Fiscal Year 2012

A number of actions were taken with respect to our compensation and benefits programs, including the following:

•

The Committee retained the fiscal year 2011 equity mix design changes. These changes more closely aligned equity awards with stockholder interests by eliminating the use of time-based restricted stock for our executive officers. Stock options only have value if the Company’s share price appreciates and performance-based restricted stock awards are earned only if the Company achieves threshold performance targets.

•

We reviewed the STIP and revised the financial objectives portion for fiscal year 2013 by changing the weighting of the components to reflect the importance of liquidity and managing cash flows. In addition, the individual objectives portion was modified to reflect updated competencies.

•

With the assistance of Towers Watson & Co. (“Towers”), we updated our peer group with competitors more relevant to our core businesses, eliminating those applicable solely to the recently divested FSTech businesses.

•	The Committee engaged Towers as its independent compensation consultant to assist in the establishment of executive compensation levels.

•	The Committee approved modifications to limit eligibility under the Company’s Executive General Severance Plan.

Compensation Philosophy and Objectives

Our executive compensation programs link compensation to the performance and growth of our businesses, aligning the interests of executives with those of our stockholders in a manner designed to maximize the returns for both. Our compensation programs include individual performance objectives, emphasize innovation and teamwork, and reward employees who think and behave like business owners. Our executive compensation philosophy is guided by the following principles:

•	Executive compensation must be linked to the achievement of strategic, financial and operational goals that successfully drive growth in stockholder value;

•

Total targeted compensation must be competitive to attract, motivate, and retain experienced executives with leadership abilities and talent necessary for the Company’s short-term and long-term success during all business cycles, profitability and growth, while taking into account Company performance and external market factors;

•	The portion of compensation that is variable based on performance and therefore at-risk should increase with officer level and responsibility;

•	Executive awards should differ based on actual performance to ensure alignment with stockholder value (actual pay can be above or below target pay); and

•	Equity ownership and holding requirements align the interests of executives and directors with the interests of stockholders and help build long-term value.

Our compensation consultant, Towers, assisted us in a survey of compensation practices of comparator companies to ensure that our executive compensation programs are competitive with the market. Our comparator peer group is reviewed bi-annually and refined as appropriate to reflect the appropriate median revenue and industry classification composition.

Our cash and equity incentive plans reflect our compensation philosophy and are designed to drive both short-term and long-term profitability.

Role of our Compensation and Benefits Committee

The Committee establishes and oversees our general compensation and benefits philosophy, and approves compensation and benefits for our executive officers. Specifically, the Committee:

•	Establishes our compensation philosophy, sets broad compensation objectives, and promotes our compensation goals and objectives;

•	Determines the various elements of our executive compensation, including base salary, annual cash incentives, long-term equity incentives, retirement, health and welfare benefits and perquisites;

•	Establishes performance goals for our CEO and oversees the establishment of performance goals for the other executive officers and for each business unit;

•	Evaluates annually each executive officer’s performance in light of the goals established and associated competencies for the most recently completed year;

•

Establishes each executive officer’s annual compensation level based upon the executive officer’s performance, our financial results, the value of compensation paid to comparable executive officers at comparable companies, the awards given to the executive officer in past years, and our capacity to fund the compensation;

•	Reviews our CEO’s annual succession planning report and executive development recommendations for his direct reports; and

•	Reviews benefit and compensation programs and plans to ensure incentive pay does not encourage unnecessary risk taking.

On an annual basis, our CEO reviews the performance of each executive officer. Recommendations based on these reviews, including those with respect to base salary adjustments and short-term and long-term incentives, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to these executive officers. CEO compensation is determined by the Committee alone, meeting in executive session without the CEO present.

Elements of Executive Compensation

Our compensation programs consist of a number of components that support our compensation objectives:

•	base salary;

•	annual cash incentives;

•	long-term equity incentives;

•	retirement, health and welfare benefits; and

•	perquisites.

Our programs balance individual, business unit and Company-wide goals and achievements. The Committee determines increases to base salary, payments of cash incentive awards, and equity grants for our executive officers. The Committee weighs market data, Company and business unit results, and individual performance within the framework of our compensation philosophy and incentive plans in making compensation decisions.

We believe that the percentage of at-risk compensation should generally increase in proportion with executive officer level and responsibility. At-risk compensation includes performance-based restricted stock awards, stock options and, under the STIP, cash incentives. During fiscal year 2012, at-risk compensation of our CEO averaged 72% and the at-risk compensation of our other NEOs averaged 59%.

Base Salaries

Base salaries for all of our NEOs are primarily based on external market data and on individual performance from the prior year. Base salaries are targeted to be at the 50th percentile of competitive market data. For fiscal year 2012, actual base salaries for our NEOs ranged from 98% to 110% of market midpoint targets. In addition to individual performance, the Committee also considers the following factors in setting and adjusting base salaries: (i) current base salary relative to the targeted level; (ii) level of job responsibility and performance, including any substantive increases in responsibility during the year; (iii) prior experience and breadth of knowledge; and (iv) market factors.

Annual Cash Incentive Payments

Overview

Annual cash incentive payments are paid under the STIP. Under this plan, we award bonuses based upon the achievement of both Company and individual performance objectives. Depending on officer position, financial objectives are based on target earnings and cash flow for the Company and its subsidiaries and, in some cases, the relevant business group (“Group”) or division (“Division”) as depicted in the table below.

	Company Financial Performance	Group Financial Performance	Division Financial Performance	Individual Performance
President and CEO	70%	—	—	30%
Senior Vice President and CFO	70%	—	—	30%
Senior Vice President, CAO and General Counsel	70%	—	—	30%
Group President	28%	42%	—	30%
Division President	28%	14%	28%	30%

Financial objectives comprise 70% of the STIP design and individual objectives comprise 30%. The Committee believes that this weighting encourages executives to collaborate across Groups and functions in order to achieve broader Company-wide objectives in addition to achieving results within specific Groups or Divisions.

For fiscal year 2012, the financial objectives portion of the STIP consisted of an earnings component weighted at 50% and a cash flow component weighted at 20%. The calculation of incentive compensation payable in connection with financial objectives is based on the achievement of threshold, target, and maximum financial goals which have been set for Groups, Divisions, and our Company as a whole.

For fiscal year 2013, the Committee has elected to increase the cash flow weighting to 30%, and decrease the earnings weighting to 40%. This redistribution reflects the importance of liquidity and managing cash flows.

The remaining 30% of the STIP award is based on the achievement of individual objectives, consisting of an individual performance goal rating weighted at 18% and a competency rating weighted at 12%, which relate to the numerical scores the executive receives in the annual performance appraisal process. We believe that including an individual performance component in the STIP allows us to reward outstanding individual performance with a partial bonus even in years where our overall financial performance may be below the Company’s plan.

The Committee believes this design motivates individuals and ensures accountability. Moreover, STIP goals are designed to be easily understood by the plan participants and may be modified each year to reflect our current business plan and market conditions.

Company Objectives

A description of the measurement of earnings and cash flow is presented in the table below.

	Company Level	Group and Division Level
Earnings	Based on consolidated income before income taxes. As tax adjustments are largely impacted by external factors outside the control of STIP participants, the Committee decided that tax adjustments should not factor into the calculation.	Based on earnings before interest and taxes, thereby excluding taxes and debt, neither of which are generally impacted by participants at this level.
Cash Flow	Based on consolidated net cash provided from continuing operations.	Based on average primary working capital as a percentage of sales (12-month average of the sum of accounts receivable and inventory less accounts payable and customer deposits divided by net sales for the year).

Calculations of target award levels and actual performance levels are subject to adjustment at the discretion of the Committee. Historically, the Committee has made adjustments to target and actual performance levels for items considered to be extraordinary or nonrecurring or other items the Committee determines should not impact the awards to plan participants, favorably or unfavorably.

Individual Objectives

In assessing individual performance, the results of a performance appraisal process are taken into account. This performance appraisal process has both objective and subjective components, and is subject to the discretion of our CEO with respect to NEOs and our Committee with respect our CEO.

Individual objectives are set in the first quarter of each fiscal year jointly by the CEO and each executive officer and then approved by the Committee. Following the end of each year, the Committee determines the individual performance-based bonus payouts by considering: (i) input from the CEO; (ii) personal observations on performance; and (iii) the achievement of individual objectives. Individual objectives consist of: (i) pre-defined competencies that are considered for all executives; and (ii) personal objectives that are specific to each executive. Competencies include, among others, business acumen, customer focus, and strategic agility. Specific personal objectives may relate to financial or strategic initiatives such as expense reduction, acquisitions or divestitures, sales targets, or product quality. Measuring actual performance relative to the target for the defined objectives at the beginning of the year allows us to differentiate among executives and emphasize the link between personal performance and compensation.

The Committee may adjust the amount payable to any participant with respect to the individual objectives, reducing it to as low as zero or increasing it to as much as twice the individual performance component percentage. For example, the Committee may further reward executives who consistently demonstrate certain additional competencies.

Payouts and Clawback Policy

Typically, in February of each year, the Committee determines the STIP cash awards based upon prior-year performance. Cash bonus incentive payments are generally made in March.

Threshold, target or maximum goal achievement results in a corresponding cash incentive award equal to a pre-set percentage of the executive’s base salary. The target percentage for each executive is based on competitive market data. If performance falls between the goals, the bonus percentage will be calculated accordingly. Results that fall between the threshold, target and maximum goals are calculated from those points to determine the actual cash incentive award for the executive.

The Committee retains the discretion to adjust the individual portion of the STIP award and approves the total amount of the STIP award. The total individual performance portion of the STIP is limited to twice the individual performance component percentage. In addition, the STIP limits the total award to twice each participant’s target bonus opportunity.

Payments under the STIP are subject to a “clawback” policy under which we require that, to the extent practicable upon the occurrence of specified events, an NEO must repay a portion of his or her performance bonus payment plus a reasonable rate of interest. The clawback policy is triggered by: (i) an accounting restatement or a determination by our Board that the performance results were materially inaccurate; and (ii) a determination that the amount of such performance-based bonus would have been less than the amount previously paid to such NEO, taking into account the restated financial results or otherwise corrected performance results.

Long-Term Equity Incentives

We believe equity ownership plays a key role in aligning the interests of executives with our stockholders. Our long-term equity incentive plan is designed to attract, motivate and retain experienced executives. We encourage engagement in our long-term business strategy and success through options and performance-based equity awards, with vesting and stock ownership requirements. Typically, the Committee grants long-term equity incentive awards on an annual basis as well as periodically upon promotion or hiring. We have stock ownership guidelines for our executive officers designed to ensure continued ownership as discussed below under the heading “Executive Stock Ownership Requirement.”

In fiscal year 2011, the Committee implemented several fundamental changes with respect to annual equity awards granted under our long-term incentive plans. Prior to fiscal year 2011, the Committee structured the long-term equity incentive program such that the awards consisted of three components: stock options, restricted stock awards, and performance-based restricted stock units. For fiscal year 2010, the overall value of the long-term incentive was allocated one-third to each of the components. The Committee restructured the mix of awards for fiscal year 2011 to further emphasize pay-for-performance by eliminating time-based restricted stock awards for our NEOs.

Since fiscal year 2011, annual equity awards for our NEOs have consisted of two components: stock options and performance-based restricted stock units. The overall value of the long-term incentives is allocated one-half to each of the components. We believe this restructuring of the mix of awards for our NEOs is better designed to drive profitable performance because stock options only have value if our share price appreciates, and performance-based restricted stock units are only earned if we achieve a threshold performance target on a key financial metric. We identified EPS from continuing operations as the most relevant measure, as we believe it most closely links executive incentives with the critical steps required to turn around the financial position of the Company. We believe the focus on EPS from continuing operations is consistent with our turnaround strategy by setting one-year goals and focusing on absolute, rather than relative, share price appreciation. Consistent with our emphasis on aligning pay-for-performance, if the EPS from continuing operations performance threshold is not achieved, no shares are earned. These awards are valued using the closing price of our common stock on the grant date. The Committee has determined that this allocation best aligns executive interests with those of our stockholders and has continued to grant long-term incentive equity using this model since fiscal year 2011.

The table below illustrates our annual performance award mix over the last three fiscal years, our performance measures, the applicable performance period and whether the award was earned.

Fiscal Year	Annual Equity Award Mix	Performance Unit Metric	Performance Period	Award Earned or Not Earned
2010	34% Performance Units 33% Stock Options(1) 33% Restricted Stock	Total Shareholder Return(2)	3 years	Not Earned(3)

2011	50% Performance Units 50% Stock Options	Earnings Per Share from Continuing Operations(4)	1 year	Not Earned(5)

2012	50% Performance Units 50% Stock Options	Earnings Per Share from Continuing Operations(4)	1 year	Earned(5)

(1)	Stock options vest ratably in equal installments over a three-year period and have an exercise price equal to the closing price of our common stock on the grant date.

(2)	The metric is based upon Total Stockholder Return (“TSR”) relative to a comparator group of companies, as determined by dividing the change in stock price plus dividends paid over the performance period by the stock price at the beginning of the performance period. Change in stock price is the difference between the ending stock price and the beginning stock price. “Beginning stock price” is the average closing stock price for the 30 consecutive trading days ending on the date that is one trading day immediately before the first day of the performance period. “Ending stock price” is the average closing stock price for the 30 consecutive trading days ending on the last trading day of the performance period. At the end of the three-year performance period, each executive officer would be awarded shares, if any, equal to a percentage of the pre-determined target shares for that executive ranging from 0% to 200% depending on our TSR percentile rank. The awards were valued using the closing price of our common stock on the grant date and would vest in full on the third anniversary of that date, provided the TSR performance metric was achieved and the executive remained employed through the vesting date.
(3)

With respect to the performance-based restricted stock units granted in fiscal year 2010, TSR was calculated at the end of the performance period (i.e., December 31, 2012) and compared to the TSR achieved by the publicly-traded companies included in our comparator group for the comparable period. Percentile rank against the comparator group was then determined based on our relative TSR achievement. With respect to these fiscal year 2010 performance-based restricted stock units, the TSR achieved through December 31, 2012, the third performance year, was 14%, which fell below the 25th percentile of the comparator group. As a result, the grant was forfeited and no shares of Company common stock were issued.

(4)	If the Company achieves the threshold target for the relevant performance metric, the performance-based restricted stock units would be earned and the underlying shares of Company common stock would be issued upon the completion of a two-year vesting requirement calculated from the beginning of the completion of the performance period. If the Company does not achieve the threshold target for the relevant performance metric, the grant will be forfeited and no shares of Company common stock will be issued.
(5)	With respect to the performance-based restricted stock units granted for fiscal year 2011, the performance share metric was not achieved and the award was forfeited, thus no shares of Company common stock were earned. With respect to the performance-based restricted stock units granted for fiscal year 2012, the performance metric was achieved and the shares were earned at 200% of target. These shares will be issued to the executive officer if the executive officer remains employed with the Company until December 31, 2014, the completion of the additional two-year vesting period following the end of the performance period.

The Committee may grant other equity incentives on a case-by-case basis in accordance with our compensation philosophy and to maintain internal equity. For example, the Committee may award restricted stock units to certain employees, international employees in particular, in substitution for one or more components of the standard grant described above. Award value and type of grant will take into account applicable law, administrative issues and competitive market data for the specific country at issue.

Executive Stock Ownership Requirement

Equity ownership plays a key role in aligning the interests of executives with the interests of stockholders. Our Stock Ownership Guidelines for Executive Officers and Directors require each of our executive officers to maintain a certain level of Company stock ownership while employed. Specifically, those executives who have the strongest ability to influence our stock price are subject to the provisions of this policy.

The table below illustrates the target stock ownership levels for our executive officers contained in our guidelines. Target ownership is expressed as a multiple of the executive officer’s current base salary (i.e., the total stock value of the participant’s holdings must equal or exceed the specified target value).

Position/Title	Target Ownership Level
President and CEO	5 × Base Salary
Group Presidents and Direct Reports to CEO	3 × Base Salary

Generally, executive officers are not permitted to sell shares of Company stock prior to achieving their ownership target. Once achieved, the target ownership level must be maintained before any sale would be permitted unless an exclusion or exception applies. Sales of Company stock held in the 401(k) plan are excluded. Prior CEO approval is required if an executive officer who is below target ownership level wishes to sell shares. Exceptions to these guidelines may be granted depending upon the circumstances and if the executive officer is making adequate progress in achieving his or her ownership target. Under these guidelines, the tendering of shares to pay taxes upon the vesting of restricted stock shares or exercise of stock options or to pay the exercise price upon the exercise of stock options is permitted. There is no minimum time period required to achieve the target ownership level.

Once an executive officer has reached his or her target ownership level, he or she is also required to retain 50% of the net shares received from any exercised options or vested shares of common stock (over and above target ownership level) for at least two years from the exercise or vesting date. Similar guidelines also apply to non-employee directors and are discussed in the section titled “Director Compensation” under the heading “Equity Compensation.”

Insider Trading Restrictions and Policy Against Hedging and Pledging of Company Stock

Consistent with the securities laws, our insider trading policy prohibits directors, employees, and certain of their family members from purchasing or selling Company stock while such person is aware of material non-public information and from providing such material non-public information to any person who may trade while aware of such information. Trades by directors and executive officers are prohibited during certain blackout periods. All employees, including directors and executive officers, are prohibited from engaging in certain speculative trading activities with regard to Company stock such as selling stock “short,” holding stock in margin accounts, or pledging Company stock.

Retirement and Health and Welfare Benefits

We recognize that our employees are critical to our profitable growth and that employee well being is an important compensation component. We offer a competitive package of Company-sponsored health and welfare benefits to all eligible employees, including our NEOs.

Retirement and Health and Welfare Benefits
Retirement Plans

Executives participate in the same retirement savings plans available to other eligible employees. Our Retirement Savings Plan is a 401(k) defined contribution plan that includes both a matching component and an additional points-weighted Company contribution, providing an opportunity for enhanced benefits. Generally, all eligible employees receive a Company-matching contribution of up to 50% of the first 6% of the compensation the employee elects to defer into the plan. Eligible employees may receive an additional Company-paid retirement contribution between 1% and 4% of eligible compensation based on age, years of service, and employee status.

For those eligible employees who wish to defer additional income, but are subject to certain limits of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), our non-qualified Savings Restoration Plan restores Company contributions through a notional Company contribution and notional earnings from investments, and provides investment choices identical to those available under the 401(k) plan.

Certain employees, including two of our NEOs, continue to participate in our defined benefit plan. The plan has been frozen for service since December 31, 2006, and will be frozen for wage increases effective December 31, 2016.

Health and Welfare Plans

NEOs participate in the same broad-based, market-competitive health and welfare plans (medical, prescription, dental, vision, wellness, life and disability insurance) that are available to other eligible employees.

Perquisites

We provide executives with modest perquisites that the Committee deems reasonable and consistent with our compensation philosophy. We currently provide the following perquisites:

•	vehicle allowances;

•	relocation assistance; and

•	airline club memberships.

The Committee periodically reviews the amount and nature of perquisites and may approve additional perquisites on an individual basis at its discretion.

Setting Actual Compensation for Our Named Executive Officers

Our compensation actions for our NEOs are summarized below.

Base Salary

The Committee reviews performance, level of responsibility and actual salary as compared to the targeted level (50th percentile) of competitive market data as represented by our comparator group. The Committee approved annual base salary adjustments for fiscal year 2012 based on benchmarking appropriate compensation for each position at our Company, our financial performance, and the executive’s performance, as shown in the table below.

Named Executive Officer	2011 Annual Base Salary	2012 Annual Base Salary	Percentage Increase in Annual Base Salary between 2011 and 2012
Dennis J. Martin	$669,500	$725,000	8.29%
William G. Barker, III	$343,093	$353,393	3.00%
Jennifer L. Sherman	$334,750	$350,000	4.56%
Braden N. Waverley(1)	$—	$—	—%
Mark D. Weber	$332,786	$342,770	3.00%
Joseph W. Wilson	$225,000	$231,750	3.00%

(1)	Mr. Waverley is serving as our Interim CFO pursuant to the Waverley Consulting Agreement and has not been hired as an employee. His compensation is based upon a monthly fee of $33,000 payable to him under the Waverley Consulting Agreement.

For fiscal year 2012, the base salaries of our executive officers were targeted at the 50th percentile of competitive market data and range within 10% of the 50th percentile. In March 2013, the Committee approved increases in base salaries for the NEOs for fiscal year 2013 as shown in the table below.

Named Executive Officer	2012 Annual Base Salary	2013 Annual Base Salary	Percentage Increase in Annual Base Salary between 2012 and 2013
Dennis J. Martin	$725,000	$755,000	4.14%
William G. Barker, III(1)	$353,393	$—	—%
Jennifer L. Sherman	$350,000	$380,000	8.57%
Braden N. Waverley(2)	$—	$—	—%
Mark D. Weber	$342,770	$342,770	0.00%
Joseph W. Wilson	$231,750	$238,750	3.52%

(1)	Mr. Barker resigned effective October 10, 2012.

(2)	Mr. Waverley is serving as our Interim CFO pursuant to the Waverley Consulting Agreement and has not been hired as an employee. His compensation is based upon a monthly fee of $33,000 payable to him under the Waverley Consulting Agreement.

Annual Cash Incentive Payment — STIP

Financial-Based Incentive Compensation For fiscal year 2012, the earnings component under the STIP at the Company level was based on consolidated income before income taxes. Since the Company met held-for-sale accounting criteria during the second quarter of 2012 with respect to the FSTech business (which was then reported as a discontinued operation in the Company’s financial statements), the Committee believed it to be appropriate to adjust both the STIP earnings target as well as the actual Company results in determining the award amounts so that the targets and results would be based solely on continuing operations. Those adjustments are further described below. Our Company’s cash flow financial measure was based on consolidated net cash provided from continuing operations subject to the adjustment identified below as approved by the Committee.

At the Group level, the earnings component was based on Group earnings before interest and taxes. The Group cash flow measure was based on Group average primary working capital as a percentage of sales (12-month average of the sum of accounts receivable and inventory less accounts payable and customer deposits divided by net sales for the year).

The threshold, target, and maximum goals, along with the Company’s actual performance with respect to these goals, are set forth in the tables below.

2012 STIP — Financial-Based Incentive Earnings Measures and Actual Performance (1)

(dollars in millions)

	Threshold	Target	Maximum	Actual	Payout Percentage
Federal Signal Corporation	$13.3	$17.7	$22.1	$29.6	200%
Environmental Solutions Group	$24.3	$32.4	$40.5	$41.4	200%
Safety and Security Systems Group	$23.1	$30.8	$38.5	$28.5	85%

(1)	At the Company level, the earnings component under the STIP was based on actual consolidated loss before income taxes (continuing and discontinued operations combined) of ($27.2) million, plus the following adjustments: (i) loss from discontinued operations and disposal of $53.1 million, including the allocation of interest expense, (ii) debt settlement charges of $1.6 million that were in excess of amounts included within our annual operating plan, (iii) restructuring charges of $1.4 million, and (iv) other adjustments totaling $0.7 million.

2012 STIP — Financial-Based Incentive Cash Flow Measures and Actual Performance (1)

(dollars in millions)

	Threshold	Target	Maximum	Actual	Payout Percentage
Federal Signal Corporation	$19.8	$23.3	$26.8	$49.2	200%
Environmental Solutions Group	16.3%	14.2%	12.1%	14.7%	88%
Safety and Security Systems Group	20.0%	17.4%	14.8%	20.3%	0%

(1)

At the Company level, the target for the cash flow component under the STIP was increased by $6.0 million as a result of pension funding relief provided under the Moving Ahead for Progress in the 21st Century Act, which reduced the required cash contributions to our pension plans as compared to the amounts included in our annual operating plan.

The Committee, in its discretion, adjusted the target award levels and actual performance levels in connection with the fiscal year 2012 annual cash incentive payments. The most significant of these adjustments related to discontinued operations (i.e., the sale of the FSTech businesses) and additional adjustments resulting from such sale such as adjustment to interest expense, debt extinguishment fees, and trade name impairment. Additional adjustments included those for a change in the pension contribution amount as a result of a change in applicable law, restructuring charges of Corporate and the Safety and Security Systems Group, product costing adjustments, and additional workers’ compensation liability.

Aggregate Targets and Actual Incentive Compensation    As shown below, for fiscal year 2012, the target annual bonus opportunity for Mr. Martin was set at 100% of his base salary and the target opportunities for Messrs. Barker, Weber and Ms. Sherman were set at 60% of their base salaries. Mr. Wilson’s fiscal year 2012 target annual bonus opportunity was set at 45% of his base salary.

STIP — Aggregate Targets

Name	Target Bonus Opportunity as Percentage of Salary (%)	Target Financial- Based Incentive ($)	Target Individual Performance- Based Incentive ($)	Total Target Incentive ($)
Dennis J. Martin	100%	$507,500	$217,500	$725,000
William G. Barker, III	60%	$148,425	$63,611	$212,036
Jennifer L. Sherman	60%	$147,000	$63,000	$210,000
Braden N. Waverley(1)	60%	$33,344	$14,291	$47,635
Mark D. Weber	60%	$143,963	$61,699	$205,662
Joseph W. Wilson	45%	$73,002	$31,286	$104,288

(1)

Mr. Waverley was eligible to receive a prorated cash incentive bonus for fiscal year 2012 calculated and paid in accordance with the STIP practices under the terms of the Waverley Consulting Agreement. Mr. Waverley’s bonus opportunity was prorated based the first day of his consultancy, October 10, 2012.

The Committee, in its discretion, adjusted the target award levels and actual performance levels in connection with the fiscal year 2012 annual cash incentive payments. The most significant of these adjustments related to discontinued operations (i.e., the sale of the FSTech businesses) and additional adjustments resulting from such sale such as adjustment to interest expense, debt extinguishment fees, and trade name impairment. Additional adjustments included those for a change in the pension contribution amount as a result of a change in applicable law, restructuring charges of Corporate and the Safety and Security Systems Group, product costing adjustments, and additional workers’ compensation liability.

The annual incentive bonuses paid to our NEOs for fiscal year 2012 performance under the corporate financial and individual performance-based measures are shown in the tables below.

2012 STIP — Aggregate Payments

Name	Payment Based on Company Performance ($)	Payment Based on Business Unit Performance(s) ($)	Payment Based upon Individual Performance ($)	Total STIP Payment ($)	Percent of Target (%)
Dennis J. Martin(1)	$1,015,000	$—	$335,000	$1,350,000	186%
William G. Barker, III(2)	$—	$—	$—	$—	—%
Jennifer L. Sherman(1)	$294,000	$—	$97,034	$391,034	186%
Braden N. Waverley(1)	$66,690	$—	$16,434	$83,124	175%
Mark D. Weber	$115,170	$145,115	$61,699	$321,984	157%
Joseph W. Wilson(3)	$58,402	$49,369	$31,286	$139,057	133%

(1)	In recognition of the contributions and outstanding leadership in developing and implementing the turnaround strategy for our Company, Mr. Martin, Ms. Sherman, and Mr. Waverley were awarded 1.54, 1.54, and 1.15 times their targets for individual performance, respectively.

(2)	Mr. Barker was not eligible for a 2012 STIP payment because he resigned effective October 10, 2012.

(3)	Business unit performance for Mr. Wilson includes Group and Division awards.

The STIP design will continue to be comprised of 70% financial objectives and 30% individual objectives. However, beginning in fiscal year 2013, the Committee increased the weight of the cash flow measure to 30% and decreased the weight of the earnings measure to 40%. The Committee made this change in recognition of the increased emphasis on managing financial liquidity. The individual performance portion of the STIP award will remain at 30%.

Long-Term Equity Incentives

In May 2012, the Committee granted equity incentive awards in the form of options and performance-based restricted stock units as specified below:

•

Messrs. Martin, Barker, Weber, Wilson and Ms. Sherman received options to purchase 201,465; 44,689; 60,714; 26,190; and 68,681 shares of our common stock, respectively, at an exercise price of $5.50 per share, the closing share price of our common stock on the date of grant. The options vest in three equal annual installments on the first three anniversaries of the grant date.

•

Messrs. Martin, Barker, Weber, Wilson and Ms. Sherman received performance-based restricted stock units of 100,000; 22,182; 30,136; 13,000; and 34,091 shares of our common stock, respectively. Each performance-based restricted stock unit represents a right to receive up to two shares of our common stock based upon achieving a one-year performance metric during fiscal year 2012. The performance metric was achieved for fiscal year 2012, and is subject to vesting requirements that require each recipient to remain employed with us for an additional two years following the end of the performance period, December 31, 2014. Mr. Barker’s options and performance-based restricted stock units will not vest since he resigned effective October 10, 2012.

Mr. Martin and Ms. Sherman were each awarded an incentive bonus on June 21, 2012 by the Committee with respect to the sale of the FSTech businesses in the amount of $250,000 contingent upon the closing of the sale of FSTech. The bonus was paid on September 4, 2012 following the closing of the FSTech sale to each of Mr. Martin and Ms. Sherman as follows: (i) $125,000 in cash and (ii) $125,000 in shares of restricted stock awarded under our 2005 Executive Incentive Compensation Plan (2010 Restatement), which resulted in an award of 20,458 shares at $6.11 per share, the closing price of our common stock on the grant date. The restricted stock shares will vest in full on September 4, 2015.

Independent Compensation Consultant

For fiscal year 2012, Towers assisted the Committee in its annual review of our Company’s executive compensation programs, including assistance in developing benchmarks for executive compensation, proxy statement preparation, and participation in select Committee meetings. The aggregate fees paid to Towers for executive compensation services in fiscal year 2012 totaled $63,501. Towers also provided pension and benefit consulting and other services to the Company during fiscal year 2012 at the request of Company management. The aggregate fees for the additional services totaled $277,310 for fiscal year 2012. The Committee discussed the independence of Towers and whether the provision of the additional services created a conflict of interest. In doing so, the Committee considered each of the factors set forth in Rule 10C-1(b)(4) under the Exchange Act and recently approved 2013 NYSE rules. As part of its review, the Committee received a letter from Towers that discussed its independence and provided relevant disclosure regarding the NYSE and SEC factors.

Management and the Committee determined that Towers was independent based in part on the following reasons:

•	The total fees paid to Towers of $340,811 represented less than .01% of Towers’ revenue for its 2012 fiscal year end ($3.4 billion).

•	There is no overlap between the Towers team that provided services to the Committee and the Towers team that provided the additional services.

•	No member of the Towers team receives additional compensation as a result of the provision of services to the Committee or with respect to the additional services.

•	Towers prohibits compensation consultants from owning stock in any companies the consultant advises.

•	There are no business ventures or personal relationships between Towers and any member of the Committee.

•	There is no affiliation with any of the members of the Towers team with any of the members of our Board of Directors or our NEOs.

After its review, the Committee decided to retain Towers as the Company’s independent compensation advisor for 2013.

Benchmarks for Executive Compensation

Compensation levels for our executives are compared to the compensation paid to executives at the peer companies specified below. Our objective is to attract and retain the most highly qualified executives. In doing so, we draw upon a pool of talent that is highly sought after by large and established companies. We draw upon a market that is global in scope.

In October 2011, Towers assisted us in refining our comparator group of companies. This update was made in part to eliminate the large variances in revenue size among the comparator group. Accordingly, for fiscal year 2012, the following 19 companies were included in our comparator group:

• A.O. Smith Corporation	• Robbins & Myers, Inc.
• Astec Industries, Inc.	• Sauer-Danfoss Inc.
• Columbus McKinnon Corporation	• Spartan Motors, Inc.
• Cubic Corporation	• Standex International Corporation
• EnPro Industries, Inc.	• Teleflex Incorporated
• ESCO Technologies Inc.	• Tennant Company
• L.B. Foster Company	• Valmont Industries, Inc.
• IDEX Corporation	• Woodward, Inc.
• Intermec Inc.	• Zebra Technologies Corporation
• Powell Industries, Inc.

In December 2012, the Company, with the assistance of Towers, undertook a comprehensive review of our comparator group based on the changes in our mix of businesses and revenue projections following the sale of FSTech, merger and acquisition activities affecting two of the comparator companies included in our 2012 group, and determined to limit the revenue ranges among the companies in our comparator group to those with median revenues of approximately $850 million, as compared to the previous median which was closer to $1 billion in revenues.

With the assistance of Towers, we identified the following comparator companies for fiscal year 2013:

• Actuant Corporation	• Graco Inc.
• Alamo Group	• The Greenbrier Companies Inc.
• Astec Industries, Inc.	• John Bean Technologies Corporation
• Brady Corporation	• Kaydon Corporation
• Columbus McKinnon Corporation	• Nordson Corporation
• Commercial Vehicle Group	• Powell Industries
• EnPro Industries, Inc.	• Standex International
• ESCO Technologies Inc.	• Teleflex Incorporated
• L.B. Foster Company	• Tennant Company
• Franklin Electric Company, Inc.	• TriMas Corporation

We use comparator group data to determine competitive levels of compensation in the marketplace and the appropriate mix of fixed and variable compensation to link the achievement of key strategic and financial performance measures to short and long-term awards. We also use published survey data to supplement the determination of competitive levels of compensation in the marketplace.

Compensation Policy Regarding Tax Gross-Up Payments and Limitation of Severance Benefits under Section 409A of the Internal Revenue Code

Our compensation policy provides as follows:

•

We will not enter into any employment agreement, severance agreement or change-in-control agreement that requires us to make or agree to make any tax gross-up payments to any NEO except for such gross-up provided pursuant to a relocation or expatriate tax equalization plan, policy or arrangement; and

•

Unless approved by a vote of our stockholders entitled to vote in an election of directors, we will not enter into any compensation agreement with any NEO that provides for severance payments (excluding the value of any accelerated vesting of equity based awards) in an amount exceeding 2.99 times the sum of: (i) the NEO’s highest annual base salary for the year of termination (determined as an annualized amount) or either of the immediate two preceding years; plus (ii) either the NEO’s current target bonus, or the highest annual bonus awarded to the NEO in any of the three years preceding the year in which the NEO’s termination of employment occurs (excluding the value of any accelerated vesting of equity based awards).

This compensation policy does not alter the terms of any agreement or compensation or benefit plan in effect before the adoption of the policy in 2009, including change-in-control agreements with Ms. Sherman and Mr. Weber that were executed before 2009.

Impact of Accounting and Tax Treatment on Forms of Compensation Paid

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the CEO and the four most highly compensated other executive officers. The Committee intends to structure compensation arrangements in a manner that will avoid the deduction limitations imposed by Section 162(m) if it is appropriate in the Committee’s view, based on its assessment of the interests of the Company and its stockholders. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee believes that it is important and necessary that the Committee retain the discretion to provide and revise compensation arrangements, such as base salary and cash bonus incentive opportunities, that may not qualify under Section  162(m) if such arrangements are in the best interests of our Company and our stockholders.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis with management and recommended to the Board of Directors (and the Board has approved) that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION AND BENEFITS COMMITTEE

Brenda L. Reichelderfer, Chair

Paul W. Jones

William F. Owens

Dominic A. Romeo

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning compensation paid or accrued for our NEOs during the last three fiscal years.

Summary Compensation Table for Fiscal Years 2010, 2011 and 2012

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)(8)	Stock Awards ($)(2)(7)(8)	Option Awards ($)(3)(7)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Dennis J. Martin,	2012	$715,750	$393,000	$675,000	$550,000	$1,350,000	$—	$91,417	$3,775,167
President and CEO	2011	$666,250	$—	$500,003	$500,001	$401,700	$—	$29,051	$2,097,005
	2010	$108,333	$—	$167,500	$167,492	$32,143	$—	$5,420	$480,888
William G. Barker, III,	2012	$280,997	$62,000	$122,000	$122,000	$—	$—	$37,724	$624,721
Former Senior Vice	2011	$341,427	$—	$121,873	$121,877	$61,757	$—	$29,230	$676,164
President and CFO	2010	$331,075	$—	$203,662	$69,116	$59,958	$—	$38,756	$702,567
Jennifer L. Sherman,	2012	$347,458	$205,000	$312,500	$187,500	$391,034	$68,634	$67,543	$1,579,669
Senior Vice President,	2011	$333,125	$—	$141,498	$141,500	$120,510	$49,850	$50,897	$837,380
Chief Administrative Officer, General Counsel and Secretary	2010	$288,845	$—	$220,634	$75,061	$107,250	$21,728	$57,994	$771,512
Braden N. Waverley(9),	2012	$88,592	$—	$—	$—	$83,124	$—	$—	$171,716
Interim CFO	2011	$—	$—	$—	$—	$—	$—	$—	$—
	2010	$—	$—	$—	$—	$—	$—	$—	$—
Mark D. Weber,	2012	$341,106	$—	$165,750	$165,750	$321,984	$—	$29,829	$1,024,419
President, Environmental	2011	$330,578	$—	$166,497	$166,500	$159,577	$—	$30,136	$853,288
Solutions Group	2010	$311,484	$—	$186,690	$63,542	$222,703	$—	$29,969	$814,388
Joseph W. Wilson,	2012	$230,625	$—	$71,500	$71,500	$139,057	$116,915	$39,707	$669,304
President, Industrial	2011	$219,630	$—	$53,041	$53,041	$83,518	$93,388	$35,946	$538,564
Systems Division of the Safety and Security Systems Group	2010	$—	$—	$—	$—	$—	$—	$—	$—

(1)	Due to the important nature of our debt refinancing and the outstanding performance of the executives leading the initiative, on February 22, 2012, in connection with the Company’s refinancing of its credit and note facilities, the Compensation and Benefits Committee awarded one-time cash bonuses to Messrs. Martin and Barker and Ms. Sherman in the amounts of $268,000, $62,000 and $80,000, respectively.

(2)	The stock award values represent the aggregate grant date fair values computed in accordance with ASC 718. These figures include amounts related to restricted stock awards and performance-based restricted stock units granted under our long-term incentive plan and discussed in further detail in the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Long-Term Equity Incentives.” The restricted stock awards are valued at the closing price of our Company’s common stock on the grant date. The Company implemented a new equity award design in fiscal year 2011 using an EPS from continuing operations metric. Performance-based restricted stock units granted in fiscal years 2011 and 2012 were valued at the closing price of our Company’s stock on the grant date, resulting in a value of $6.52 and $5.50, respectively. For performance-based restricted stock units granted prior to fiscal year 2011, a TSR metric was used. A “Monte Carlo” simulation model was used to estimate the fair value of performance-based restricted stock units, resulting in an estimated value of $15.52 for awards granted on April 26, 2010. The EPS from continuing operations threshold for fiscal year 2011 performance-based restricted stock units was not satisfied and the grant was forfeited. For fiscal year 2012, the EPS from continuing operations maximum was achieved and 200% of the target shares were earned. These shares will be issued upon completion of a two-year vesting requirement beginning at the end of the performance period, i.e., December 31, 2014, or earned shares are forfeited. As such, Mr. Barker, who resigned from the Company effective October 10, 2012, has forfeited his 2012 performance-based restricted stock unit grant. The TSR threshold for the fiscal year 2010 performance-based restricted stock units was also not satisfied as of December 31, 2012, the end of the performance period. As a result, the fiscal year 2010 performance-based restricted stock units granted were also forfeited.

(3)

The option award values represent the aggregate grant date fair values computed in accordance with ASC 718. These amounts reflect stock option grants awarded under our long-term incentive plan, discussed in further detail in the section titled “Compensation Discussion and Analysis — Elements of Executive

Compensation” under the heading “Long-Term Equity Incentives.” The Black-Scholes model is used to estimate the fair value of stock options, resulting in an estimated value of $2.73 for options granted on May 9, 2012; $2.89 for options granted on July 26, 2011; $3.13 for options granted on May 4, 2011; $1.84 for options granted on October 30, 2010; and $3.72 for options granted on April 26, 2010.

(4)	Reflects the cash payments to the named individuals, excluding Mr. Waverley under the STIP and for Mr. Waverley, in accordance with the STIP practices under the terms of the Waverley Consulting Agreement. For a description of this program, see the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Annual Cash Incentive Payments.”

(5)	Reflects the actuarial increase in the present value of the NEOs’ benefits under all pension plans, including our supplemental pension plans, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements, and includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested. Earnings on deferred compensation are not reflected in this column because the return on earnings is calculated in the same manner and at the same rate as earnings on externally managed investments of salaried employees participating in the tax-qualified 401(k) savings plan, and dividends on our common stock are paid at the same rate as dividends paid to stockholders.

(6)	All Other Compensation in fiscal year 2012 includes the following aggregate perquisites and other items.

Name	Auto Allowance ($)	Contribution to Retirement Savings Plans ($)	Savings Restoration Plan Contributions ($)	Other Items ($)(a)	Totals ($)
Dennis J. Martin	$13,800	$17,495	$58,212	$1,910	$91,417
William G. Barker, III	$9,025	$17,500	$10,626	$573	$37,724
Jennifer L. Sherman	$11,400	$17,957	$37,002	$1,184	$67,543
Braden N. Waverley(b)	$—	$—	$—	$—	$—
Mark D. Weber	$11,400	$17,308	$—	$1,121	$29,829
Joseph W. Wilson	$11,400	$15,114	$12,723	$470	$39,707

(a)	For Mr. Martin, includes $450 for membership in the United Airlines Red Carpet Club and $1,460 for life insurance premium payments. For Mr. Barker, includes $573 life insurance premium payment. For Ms. Sherman, includes $475 for membership in the United Airlines Red Carpet Club and $709 for life insurance premium payments. For Mr. Weber, includes $425 for the United Airlines Red Carpet Club and $696 for life insurance premium payments. For Mr. Wilson, includes $470 for life insurance premium payments.

(b)	Under the terms of the Waverley Consulting Agreement, Mr. Waverley is not eligible for any perquisites.

(7)	The “Stock Awards” and “Option Awards” columns include with respect to Mr. Weber in 2011, a special equity bonus awarded under the Company’s 2005 Executive Incentive Compensation Plan (2010 Restatement) in connection with his increased responsibilities with Bronto Skylift. This award, when granted, was valued at approximately $50,000, consisting of: (i) stock options valued at approximately $25,000 using the Black-Scholes valuation model to purchase 8,663 shares of our Company’s common stock at an exercise price of $6.09 per share, the closing price of our Company’s common stock on July 26, 2011, the grant date; and (ii) 4,105 shares of restricted common stock of our Company valued at approximately $25,000 based on the closing price of our Company’s common stock on the grant date of $6.09 per share. The restricted stock shares vest in full on July 26, 2014.

(8)	The 2012 “Bonus” and “Stock Awards” columns include with respect to Mr. Martin and Ms. Sherman, an incentive bonus awarded on June 21, 2012 by our Compensation and Benefits Committee with respect to the sale of the FSTech businesses in the amount of $250,000 contingent upon the closing of the sale of FSTech. The bonus was paid on September 4, 2012 following the closing of the FSTech sale to each of Mr. Martin and Ms. Sherman as follows: (i) $125,000 in cash and (ii) $125,000 in shares of restricted stock awarded under our 2005 Executive Incentive Compensation Plan (2010 Restatement), which resulted in an award of 20,458 shares based on the closing price of the Company’s common stock on the date of grant of $6.11 per share. The restricted stock will vest in full on September 4, 2015.

(9)

Effective October 10, 2012, Mr. Waverley is serving as our Interim CFO on a consulting basis while we conduct a search for a permanent CFO. He has not been hired as an employee and is therefore not eligible for any plan-based awards under the terms of those plans. Under the terms of the Waverley Consulting

Agreement, his compensation is a monthly fee of $33,000. In addition, Mr. Waverley was eligible to receive a prorated cash incentive bonus for fiscal year 2012 calculated and paid in accordance with the STIP practices under the terms of the Waverley Consulting Agreement. Mr. Waverley has not been awarded any equity by the Company in connection with his consulting services.

Grants of Plan-Based Awards

The table below sets forth information concerning grants of plan-based awards to our NEOs during fiscal year 2012.

Grants of Plan-Based Awards in Fiscal Year 2012

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dennis J. Martin		$362,500	$725,000	$1,450,000	—	—	—	—	—	—	—
	5/9/2012	—	—	—	50,000	100,000	200,000	—	—	—	$550,000
	5/9/2012	—	—	—	—	—	—	—	201,465	$5.50	$550,000
	9/4/2012	—	—	—	—	—	—	20,458	—	—	$125,000
William G. Barker, III		$106,018	$212,036	$424,072	—	—	—	—	—	—	—
	5/9/2012	—	—	—	11,091	22,182	44,364	—	—	—	$122,000
	5/9/2012	—	—	—	—	—	—	—	44,689	$5.50	$122,000
Jennifer L. Sherman		$105,000	$210,000	$420,000	—	—	—	—	—	—	—
	5/9/2012	—	—	—	17,046	34,091	68,182	—	—	—	$187,500
	5/9/2012	—	—	—	—	—	—	—	68,681	$5.50	$187,500
	9/4/2012	—	—	—	—	—	—	20,458	—	—	$125,000
Braden N. Waverley(4)		—	—	—	—	—	—	—	—	—	—
Mark D. Weber		$102,831	$205,662	$411,324	—	—	—	—	—	—	—
	5/9/2012	—	—	—	15,068	30,136	60,272	—	—	—	$165,750
	5/9/2012	—	—	—	—	—	—	—	60,714	$5.50	$165,750
Joseph W. Wilson		$52,144	$104,288	$208,576	—	—	—	—	—	—	—
	5/9/2012	—	—	—	6,500	13,000	26,000	—	—	—	$71,500
	5/9/2012	—	—	—	—	—	—	—	26,190	$5.50	$71,500

(1)	See the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Annual Cash Incentive Payments.”

(2)	These columns include information regarding performance-based restricted stock units. The “Threshold” column represents the minimum amount payable (50% of performance-based restricted stock units granted are earned) when threshold performance is met. If performance is below the threshold performance, no units are earned. The “Target” column represents the amount payable if the EPS from continuing operations achieved is equal to the EPS from continuing operations target (100% of performance-based restricted stock units are granted). The “Maximum” column represents the full payout potential under the plan if the EPS from continuing operations achieved is equal to or greater than the EPS maximum (200% of performance-based restricted stock units are granted). Shares of Company stock are awarded, if any, as a percentage of the pre-determined target shares for that executive officer ranging from 0% to 200% as determined by the EPS from continuing operations achieved for the fiscal year. For fiscal year 2012, the EPS from continuing operations maximum was achieved and 200% of the target shares were earned. These shares will be issued upon completion of a two-year vesting requirement beginning at the end of the performance period.

(3)	The grant date fair values are calculated based upon ASC 718. Shares in the form of restricted stock are valued at the closing price of our Company’s common stock on the grant date, resulting in an estimated value of $6.11 for restricted shares granted on September 4, 2012. The Black-Scholes model is used to estimate the fair value of stock options, resulting in an estimated value of $2.73 for options granted on May 9, 2012. The fair value of performance-based restricted stock units granted was set at the closing price of our common stock on the grant date, May 9, 2012, resulting in an estimated value of $5.50 per share.

(4)

Effective October 10, 2012, Mr. Waverley is serving as our Interim CFO on a consulting basis while we conduct a search for a permanent CFO. He has not been hired as an employee and is therefore not eligible for any plan-based awards under the terms of those plans. Under the Waverley Consulting Agreement,

Mr. Waverley was eligible to receive a prorated cash incentive award for fiscal year 2012, calculated and paid in accordance with the STIP practices under the terms of the Waverley Consulting Agreement. Mr. Waverley has not been awarded any equity by the Company in connection with his consulting services. Mr. Waverley received $83,124 as a short-term cash incentive under the Waverley Consulting Agreement.

Information Regarding Equity Awards

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information concerning outstanding equity awards held by our NEOs at the end of fiscal year 2012.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(5)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Dennis J. Martin	03/12/08	5,000	—	—	$12.39	03/12/18	—	—	—	—
	10/30/10	—	—	—	—	—	31,076	$236,488	—	—
	10/30/10	60,583	30,292	—	$5.39	10/30/20	—	—	—	—
	05/04/11	53,330	106,660	—	$6.52	05/04/21	—	—	—	—
	05/09/12	—	—	—	—	05/09/22	—	—	100,000	$761,000
	05/09/12	—	201,465	—	$5.50	05/09/22	—	—	—	—
	09/04/12	—	—	—	—	—	20,458	$155,685	—	—
William G. Barker, III(7)	12/10/08	3,888	—	—	$7.60	01/09/13	—	—	—	—
	02/20/09	29,600	—	—	$6.68	01/09/13	—	—	—	—
	04/26/10	12,400	—	—	$10.04	01/09/13	—	—	—	—
	05/04/11	13,000	—	—	$6.52	01/09/13	—	—	—	—
Braden N. Waverley(8)	—	—	—	—	—	—	—	—	—	—
Jennifer L. Sherman	02/06/03	5,000	—	—	$15.65	02/06/13	—	—	—	—
	02/12/04	5,000	—	—	$18.89	02/12/14	—	—	—	—
	03/10/04	5,000	—	—	$18.93	03/10/14	—	—	—	—
	02/10/05	15,700	—	—	$16.01	02/10/15	—	—	—	—
	02/08/06	13,525	—	—	$16.94	02/08/16	—	—	—	—
	02/26/07	11,700	—	—	$16.10	02/26/17	—	—	—	—
	02/22/08	16,100	—	—	$10.59	02/22/18	—	—	—	—
	02/20/09	16,100	—	—	$6.68	02/20/19	—	—	—	—
	08/07/09	14,479	—	—	$8.53	08/07/19	—	—	—	—
	04/26/10	13,467	6,733	—	$10.04	04/26/20	—	—	—	—
	04/26/10	—	—	—	—	—	8,632	$65,690	—	—
	04/26/10	—	—	—	—	12/31/12	—	—	8,632	$65,690
	05/04/11	15,093	30,184	—	$6.52	05/04/21	—	—	—	—
	05/09/12	—	—	—	—	05/09/22	—	—	34,091	$259,433
	05/09/12	—	68,681	—	$5.50	05/09/22	—	—	—	—
	09/04/12	—	—	—	—	—	20,458	$155,685	—	—

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(5)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Mark D. Weber	04/17/03	10,000	—	—	$16.02	04/17/13	—	—	—	—
	02/12/04	10,000	—	—	$18.89	02/12/14	—	—	—	—
	02/10/05	22,700	—	—	$16.01	02/10/15	—	—	—	—
	02/08/06	19,550	—	—	$16.94	02/08/16	—	—	—	—
	02/26/07	18,600	—	—	$16.10	02/26/17	—	—	—	—
	02/22/08	27,500	—	—	$10.59	02/22/18	—	—	—	—
	02/20/09	27,500	—	—	$6.68	02/20/19	—	—	—	—
	04/26/10	—	—	—	—	—	7,304	$55,583	—	—
	04/26/10	11,400	5,700	—	$10.04	04/26/20	—	—	—	—
	04/26/10	—	—	—	—	12/31/12	—	—	7,304	$55,583
	05/04/11	15,093	30,184	—	$6.52	05/04/21	—	—	—	—
	07/26/11	—	—	—	—	—	4,105	$31,239	—	—
	07/26/11	2,888	5,775	—	$6.09	07/26/21	—	—	—	—
	05/09/12	—	—	—	—	05/09/22	—	—	30,136	$229,335
	05/09/12	—	60,714	—	$5.50	05/09/22	—	—	—	—
Joseph W. Wilson	04/17/03	500	—	—	$16.02	04/17/13	—	—	—	—
	04/17/03	300	—	—	$16.02	04/17/13	—	—	—	—
	02/12/04	500	—	—	$18.89	02/12/14	—	—	—	—
	02/12/04	500	—	—	$18.89	02/12/14	—	—	—	—
	02/08/06	3,000	—	—	$16.94	02/08/16	—	—	—	—
	02/26/07	3,400	—	—	$16.10	02/26/17	—	—	—	—
	02/22/08	22,000	—	—	$10.59	02/22/18	—	—	—	—
	02/20/09	16,400	—	—	$6.68	02/20/19	—	—	—	—
	04/26/10	8,067	4,033	—	$10.04	04/26/20	—	—	—	—
	04/26/10	—	—	—	—	—	5,179	$39,412	—	—
	05/04/11	5,658	11,314	—	$6.52	05/04/21	—	—	—	—
	05/09/12	—	—	—	—	05/09/22	—	—	13,000	$98,930
	05/09/12	—	26,190	—	$5.50	05/09/22	—	—	—	—

(1)	Stock options granted from fiscal years 2003 and 2004 vest ratably over two years from the grant date. Stock options granted from fiscal year 2005 to fiscal year 2012 vest ratably over three years from the grant date.

(2)	Prior to fiscal year 2007, the exercise price for each option grant was the lowest sale price of our common stock on the date of grant as opposed to our current methodology of using the closing price for our common stock, as reported by the NYSE, on the grant date.

(3)	Restricted stock granted from fiscal year 2005 through fiscal year 2012 vests in full on the third anniversary of the grant date.

(4)	Based on the closing price of $7.61 per share of our stock on December 31, 2012.

(5)	The performance-based restricted stock units in this column granted on April 26, 2010 were not earned on December 31, 2012, as we did not achieve the threshold target relative to TSR compared to the TSR of the comparator group over the three-year performance period ended December 31, 2012.

(6)	The performance-based restricted stock units in this column granted on May 4, 2011 were not earned on December 31, 2011, as the EPS from continuing operations threshold was not achieved.

(7)	As a result of Mr. Barker’s resignation effective October 10, 2012, he had until January 9, 2013 to exercise vested stock options. Since no vested stock options were exercised by that date, his stock options were cancelled. Mr. Barker also forfeited 76,887 unvested stock options, 7,968 shares of restricted stock, and 30,150 performance-based restricted stock units.

(8)	Mr. Waverley did not have any outstanding equity awards at fiscal year-end because he was not granted any plan-based awards during fiscal year 2012.

Option Exercises and Stock Vested in Fiscal Year 2012

The table below sets forth information concerning amounts received or realized by our NEOs upon exercise of options or similar instruments, and the vesting of stock or similar instruments.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dennis J. Martin	—	—	—	—
William G. Barker, III	—	—	9,300	$42,594
Jennifer L. Sherman	—	—	13,893	$75,764
Braden N. Waverley	—	—	—	—
Mark D. Weber	—	—	8,600	$39,388
Joseph W. Wilson	—	—	8,000	$36,640

(1)	None of the NEOs exercised any stock options during fiscal year 2012.

(2)	Reflects the lapse of time-based restrictions pursuant to the terms of grant under our long-term incentive plan for the 2009 grants.

Post Retirement Benefits

Pension Benefits Table in Fiscal Year 2012

The table below sets forth information concerning the present value of accumulated pension benefits paid or accrued for our NEOs.

Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value Accumulated Benefit ($)	Payments During Fiscal Year 2012 ($)
Dennis J. Martin	—	—	—	—
William G. Barker, III	—	—	—	—
Jennifer L. Sherman	FSC Retirement Plan	11.00	$271,281	—
Braden N. Waverley	—	—	—	—
Mark D. Weber	—	—	—	—
Joseph W. Wilson	FSC Retirement Plan	18.00	$558,221	—

(1)	This qualified retirement plan, which has been frozen, provides defined payment retirement benefits for many salaried and hourly employees, including executive officers. Contributions were made on an actuarial group basis, and no specific contribution was set aside for any individual participant. The approximate annual pension benefit set forth in the table is based on years of service and compensation, and reflects dollar limitations under the Internal Revenue Code, which limits the annual benefits which may be paid from a tax-qualified retirement plan. Participants under this plan were eligible to receive a supplemental transitional contribution to our 2007 Retirement Savings Plan and Savings Restoration Plan equal to 1% to 2% of their eligible compensation until December 31, 2009.

The normal retirement age under our qualified retirement plan is age 65. Ms. Sherman and Mr. Wilson are the only NEOs who participate in this defined benefit retirement plan. The annual pension earned by each is equal to 50% of her or his average monthly compensation (up to a maximum of $180,000), less one-half of Social Security payments, times her or his credited service years (to a maximum of 30 years). For purposes of our qualified retirement plan, “compensation” is calculated as the total of salary plus non-equity incentive plan amounts as set forth in the Summary Compensation Table. Ms. Sherman and Mr. Wilson are eligible to retire after age 55 after completing at least 10 years of service with our Company under this plan. However, in the event of such early retirement, the pension benefits payable are reduced by 1/180 for each month up to 60 months, and 1/360 for each month over 60 months by which the actual retirement age is less than 65 years.

Non-Qualified Deferred Compensation for Fiscal Year 2012

The following table sets forth the contributions, earnings, withdrawals/distributions and aggregate balances for the NEOs participating in the Federal Signal Corporation Savings Restoration Plan (“Savings Restoration Plan”). The Savings Restoration Plan is an amendment and restatement of the Federal Signal Corporation Supplemental Savings and Investment Plan as of January 1, 2007. A pre-2007 plan account reflects the amounts, if any, credited on behalf of a participant under the plan prior to January 1, 2007, and notional gains, losses, expenses, appreciation and depreciation attributable thereto. Amounts in the participant’s pre-2007 plan account are notionally invested in the Federal Signal Corporation Stock Fund; investments are held in the Rabbi Trust.

Name	Executive Contribution in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings/Loss in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)(4)
Dennis J. Martin
Savings Restoration Plan	$62,066	$58,212	$3,307	$0	$126,253
William G. Barker, III
Savings Restoration Plan	$9,109	$10,626	$4,335	$0	$55,316
Jennifer L. Sherman
Savings Restoration Plan	$37,339	$37,002	$53,209	$0	$319,641
Braden N. Waverley
Savings Restoration Plan(5)	$—	$—	$—	$—	$—
Mark D. Weber
Savings Restoration Plan	$0	$0	$20,991	$0	$168,415
Rabbi Trust(6)	$0	$0	$938	$0	$2,076
Joseph W. Wilson
Savings Restoration Plan	$22,766	$12,723	$28,000	$0	$267,771

(1)	For each of the NEOs, amounts are included in the “Salary” column of the Summary Compensation Table.

(2)	Amounts are included in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Aggregate earnings under the plan are not above-market and are not included in the Summary Compensation Table.

(4)	Includes the following amounts that were deferred during fiscal years 2011 and 2010, respectively, under the Savings Restoration Plan: Mr. Martin, $0, $0; Mr. Weber, $0, $0; Ms. Sherman, $22,448, $39,471; Mr. Barker, $0, $8,213; and Mr. Wilson, $22,023, $33,122.

(5)	Since Mr. Waverley is a consultant to the Company, he is not eligible to participate in the Savings Restoration Plan.

(6)	The Rabbi Trust held the assets for a supplemental retirement savings plan. It has been replaced by the Savings Restoration Plan. Participation in this plan is frozen and no further contributions can be made. Mr. Weber is the only NEO with assets in the Rabbi Trust.

The Savings Restoration Plan is a nonqualified, unfunded defined contribution plan. The plan provides participants with benefits that would have been provided under the Company’s qualified 401(k) plan, but could not be provided due to Internal Revenue Code qualified plan compensation limits.

Eligibility for the Savings Restoration Plan is prescribed by our Company’s Benefits Planning Committee. Under this plan, a participant’s deferral percentage must be the same as under the Retirement Savings Plan. The Company-matching contributions, the Company-paid retirement contributions, deferral percentage limits and eligible compensation follow the same requirements as the Retirement Savings Plan. Amounts deferred under the plan will be credited with returns based on the same investment alternatives selected by the participant under the Retirement Savings Plan, which include a Company stock fund and other mutual fund investment alternatives. There are no “above-market earnings” as all earnings are market-based consistent with the investment funds elected. All deferred amounts, both the Company-matching contributions and Company-paid contributions, are accounted for on the Company’s financial statements as unfunded obligations of the Company.

Generally, distribution of vested account balances occurs within six months following a termination of employment in a lump sum or in annual installments for 5, 10, or 15 years. Amounts in a participant’s pre-2007 plan account shall be distributed only in the form of Company stock. Amounts in a participant’s other accounts under the plan, which are invested at the participant’s direction in notional investment funds, will be distributed to the participant in cash.

Other Potential Post-Employment Payments

Arrangements of Named Executive Officers

The tables on the following pages reflect the payments and benefits arrangements that are available for our NEOs, excluding Messrs. Barker and Waverley, under the Executive General Severance Plan and the Change-in-Control Agreements under each type of termination event. Mr. Barker, who resigned in October 2012, was not entitled to receive any enhanced payments in connection with his termination of employment. Mr. Waverley’s payments and arrangements are set forth in the Waverley Consulting Agreement. The amounts shown in the tables assume that the termination of employment occurs on December 31, 2012. The actual amount of payments and benefits that would be received can only be determined upon an actual termination date.

Material Conditions to Receipt of Payments    Payments and benefits upon separation from service in the event of involuntary termination without “Cause” or voluntary termination with “Good Reason” are conditioned on our NEOs’ compliance with the following restrictive covenants set forth in the Executive General Severance Plan:

•	Execution of a general release;

•	Non-disclosure of confidential information to a third party;

•	Non-competition with our Company for up to 12 months; and

•	Non-solicitation of employees for a 12-month period.

Payments under Executive General Severance Plan    Our Executive General Severance Plan provides for the payment of severance in the event of involuntary termination without “Cause” or voluntary termination with “Good Reason.”

In fiscal year 2008, we amended our Executive General Severance Plan in light of Section 409A of the Internal Revenue Code. To the extent required to comply with Section 409A of the Internal Revenue Code, any severance benefits would not be paid to the executive officer prior to the date that is six months from the date of termination (other than due to death).

In fiscal year 2011, we again amended our Executive General Severance Plan to limit certain benefits to prevent the payment of duplicative benefits, clarify the elements of a for “Cause” termination (which results in ineligibility for benefits), reduce the ability of the executive to terminate for “Good Reason,” and increase the Company’s flexibility to complete corporate transactions without triggering severance obligations.

In March 2013, the Committee limited the group of employees eligible to participate in the Executive General Severance Plan and implemented a one-year service requirement for eligibility, with certain limited grandfathering exceptions, but retained the discretion to waive all such limitations and eligibility requirements as may be determined by the Committee on a case-by-case basis.

Termination of the Executive by our Company without “Cause” or by the Executive for “Good Reason”    If an executive’s employment is terminated by our Company without “Cause” or by the executive for “Good Reason” as defined by the Executive General Severance Plan, the Company will provide the following:

•

Cash payments equal to the sum of the executive officer’s base salary and current annual bonus target for Tier I executives, cash payments equal to 75% of the executive officer’s base salary and current annual bonus target for Tier II executives and cash payments equal to 50% of the executive officer’s base salary and current annual bonus target for Tier III executives;

•	Payment of a percentage of the targeted annual bonus based on the number of days worked in the current year;

•

Continuation of health and welfare benefits for up to 12 months following termination at the same premium cost and at the same coverage level to the executive as in effect for active employees (with the value of medical coverage treated as taxable income to the executive to the extent necessary to comply with Section 409A of the Internal Revenue Code);

•

Right to exercise vested options within three months from date of termination (unvested options, performance-based restricted stock units, restricted stock awards and restricted stock units are forfeited); and

•	Earned amounts under our Retirement Savings Plan and Savings Restoration Plan.

If, however, our Company elects to terminate the executive officer for “Cause” or if the executive officer voluntarily terminates his or her employment without “Good Reason,” our Company shall not provide the executive officer with post-termination payments or benefits other than those vested and accrued under our Company’s various compensation plans and programs.

Payments Made Upon Retirement    Upon retirement, our Executive General Severance Plan and award documents provide the following:

•	Accrued and unpaid base salary through the date of retirement;

•	Right to exercise vested options within three years from date of termination (unvested options, restricted stock and restricted stock unit awards are forfeited);

•

Immediate vesting of all performance-based restricted stock units with performance shares distributed at the end of the performance period based on actual performance and prorated through the date of termination of employment; and

•	Earned amounts under our Retirement Savings Plan and Savings Restoration Plan.

Payments Made Upon Death or Disability    In the event of death or disability, our Executive General Severance Plan and award documents provide the following:

•	Accrued and unpaid base salary through the date of termination of employment;

•	Immediate vesting of all outstanding and unvested stock options, and participating executive officers may exercise such options for one year from the date of disability or death;

•	Immediate vesting or lapse of restrictions on all restricted stock and restricted stock units, as applicable;

•

Immediate vesting of all performance-based restricted stock units with performance shares distributed at the end of the performance period based on actual performance and prorated through the date of termination of employment; and

•	Earned amounts under our Retirement Savings Plan and Savings Restoration Plan.

In addition to the benefits listed above, in the event of death or disability, executive officers would receive benefits under our disability or our group life insurance plans available to all employees.

Payments Made Upon a Change-in-Control    Our Executive Change-in-Control Severance Agreements provide for certain payments in the event of a “Change-in-Control” and a qualifying termination. Any executive officer eligible for payment under an Executive Change-in-Control Severance Agreement will not be eligible for payment under the Executive General Severance Plan discussed above. Additionally, certain of the equity award agreements issued under our 2005 Executive Incentive Compensation Plan (2010 Restatement) provide for accelerated vesting or a lapse of restrictions if the business segment in which the participant is primarily employed is divested and the divestiture results in the termination of the participant’s employment with our Company. Pursuant to our Executive Change-in-Control Severance Agreements, in the event of a separation from service (as defined in Section 409A of the Internal Revenue Code) within 24 calendar months following a Change-in-Control (other than termination by us for “Cause,” voluntary termination by the executive without “Good Reason,” or by reason of death or disability), or if the executive terminates his employment in certain circumstances defined in the agreement which constitute “Good Reason,” we shall provide each named executive officer with the following severance benefits:

•	Payment of any accrued and unpaid salary and prorated annual cash incentive bonus target;

•	A lump-sum cash payment up to two times the sum of the executive’s base salary and current annual target bonus opportunity established under the annual bonus plan in which the executive participates;

•	A lump-sum cash payment up to one times the sum of annual base salary and annual cash incentive bonus target as consideration for the 18-month non-compete covenant;

•	Immediate vesting and lapse of restrictions on all equity-based long-term incentives;

•	Immediate vesting and cash-out of all outstanding cash-based long-term incentive awards;

•

Continuation of medical insurance coverage for up to 36 months following termination at the same premium cost and at the same coverage level to the executive as in effect for active employees (with the value of medical coverage treated as taxable income to the executive to the extent necessary to comply with Section 409A of the Internal Revenue Code) and continuation of other health and welfare benefits for up to 12 months at the same premium cost and at the same coverage level available to active employees to the extent not duplicative; and

•

In the case of Ms. Sherman and Mr. Weber, the value of the cash payments and the continuation or acceleration of benefits upon termination under the severance agreements would subject the executive officer to the payment of a federal excise tax as “excess parachute payments,” the executive would be entitled to receive an additional “gross-up” payment to cover the full cost of any excise tax and all of the executive’s additional federal, state and local income, excise and employment taxes that arise on the additional payment; no other executive officers are entitled to a “gross-up” payment pursuant to the compensation policy adopted in 2009 by the Board limiting tax gross-up payments. See the section of this proxy statement under the heading “Compensation Discussion and Analysis — Compensation Policy Regarding Tax Gross-Up Payments and Limitation of Severance Benefits.”

In 2008, we amended our Executive Change-in-Control Severance Agreements to comply with Section 409A of the Internal Revenue Code. As a result, a six-month waiting period after termination applies to all severance benefits payable to any executive officer, unless otherwise payable earlier due to the executive’s death before the six-month waiting period has elapsed.

A “Change-in-Control” under the Executive Change-in-Control Severance Agreements is defined as the occurrence of any one or more of the following events:

•	Acquisition by any one person or group of beneficial ownership of 40% or more of the combined voting power of our Company’s then outstanding securities;

•	Replacement of the majority of the directors during any period of 24 consecutive months;

•

Consummation of a merger or consolidation of our Company with another corporation, other than (1) a merger or consolidation in which the combined voting securities of our Company immediately prior to such merger or consolidation continue to represent more than 60% of the combined voting power of the voting securities of our Company or the surviving entity outstanding immediately after such merger or consolidation; or (2) a merger or consolidation effected to implement a recapitalization of our Company or similar transaction in which no person or group acquires more than 40% of the combined voting power of our Company’s then outstanding securities;

•	Approval by our stockholders of a plan or an agreement for the sale or disposition of all or substantially all of our Company’s assets; or

•

Any other transaction that our Board of Directors designates as being a Change-in-Control. On March 3, 2010, the Board modified the Change-in-Control Policy and the form of Executive Change-in-Control Severance Agreement to prospectively remove Board discretion on designating transactions as a change-in-control. This new policy is included in each of the Executive Change-in-Control Severance Agreements executed by Mr. Martin and Mr. Wilson.

Under the Executive Change-in-Control Severance Agreements, “Cause” generally means: (1) the executive officer’s willful and continued failure to substantially perform his or her duties; (2) the executive’s conviction of a felony; or (3) the executive’s willful engagement in conduct that is demonstrably and materially injurious to our Company, monetarily or otherwise. “Good Reason” generally means one or more of the following which results in a material negative change in the executive officer’s employment relationship with our Company: (1) the assignment of the executive officer to duties materially inconsistent with the executive’s authority and duties prior to the change-in-control or a material reduction in the executive’s duties and authorities; (2) a reduction in or cancellation of the executive’s salary, bonus, compensation or other benefit plans; (3) relocation of the executive to a new principal office in excess of 50 miles from the executive’s principal office immediately prior to the Change-in-Control; (4) the failure of our Company to obtain a satisfactory agreement from any successor to our Company to assume and agree to perform our Company’s obligations under the agreement; or (5) any material breach of the Executive Change-in-Control Severance Agreement by our Company.

Benefits Upon Termination or Change-in-Control Tables

The following tables illustrate the potential payments and benefits received by Messrs. Martin, Weber, Wilson and Ms. Sherman under various employment termination events. The table for Mr. Waverley illustrates the potential payments and benefits due to him under the Waverley Consulting Agreement upon a termination of the Waverley Consulting Agreement. The assumptions used in preparation of these tables are as follows:

General Assumptions

•	Unless otherwise noted, we assumed the executive’s termination date was December 31, 2012, the last date of fiscal year 2012.

•	When applicable, we used the closing price of our common stock on December 31, 2012 which was $7.61.

•	When applicable, we assumed the executives were subject to a 35% federal tax rate, 5% state tax rate, and 1.45% Medicare tax rate.

Dennis J. Martin

The following table illustrates the potential payments and benefits received by Mr. Martin under various employment termination events.

Potential Post-Employment Payments

President and CEO — Dennis J. Martin (1)

Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)	Death ($)	Disability ($)	Retirement ($)	Change-in- Control Only ($)	Change-in- Control and Termination without Cause or with Good Reason ($)
Severance Compensation	$1,450,000	$—	$—	$—	$—	$4,335,500
Pro-Rata Bonus	$725,000	$—	$—	$—	$—	$725,000
Stock Options	$—	$608,599	$608,599	$—	$608,599	$608,599
Restricted Stock	$—	$392,173	$392,173	$—	$392,173	$392,173
Performance Shares	$—	$1,522,000	$1,522,000	$1,522,000	$1,522,000	$1,522,000
Life Insurance	$1,479	$—	$—	$—	$—	$1,479
Medical Benefits	$12,730	$—	$—	$—	$—	$38,190
Dental Benefits	$489	$—	$—	$—	$—	$489
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$2,189,698	$2,522,772	$2,522,772	$1,522,000	$2,522,772	$7,623,430

(1)	Mr. Martin’s severance compensation under the change-in-control scenario is capped at 2.99 times his base salary plus his bonus at target.

William G. Barker, III

Mr. Barker resigned his position as our CFO effective October 10, 2012. Mr. Barker did not receive any enhanced payments in connection with his termination of employment. As a result of his resignation, he had until January 9, 2013 to exercise vested stock options. Since no vested stock options were exercised by that date, his stock options were cancelled. Mr. Barker also forfeited 76,887 unvested stock options, 7,968 shares of restricted stock, and 30,150 performance-based restricted stock units. Mr. Barker’s options and performance-based restricted stock units will not vest since he resigned effective October 10, 2012.

Jennifer L. Sherman

The following table illustrates the potential payments and benefits received by Ms. Sherman under various employment termination events.

Potential Post-Employment Payments

Senior Vice President, Chief Administrative Officer, General Counsel and Secretary — Jennifer L. Sherman

Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)	Death ($)	Disability ($)	Retirement ($)	Change-in- Control Only ($)	Change-in- Control and Termination without Cause or with Good Reason ($)
Severance Compensation	$560,000	$—	$—	$—	$—	$1,680,000
Pro-Rata Bonus	$210,000	$—	$—	$—	$—	$210,000
Stock Options	$—	$177,817	$177,817	$—	$177,817	$177,817
Restricted Stock	$—	$221,375	$221,375	$—	$221,375	$221,375
Performance Shares	$—	$518,865	$518,865	$518,865	$518,865	$518,865
Life Insurance	$714	$—	$—	$—	$—	$714
Medical Benefits	$20,825	$—	$—	$—	$—	$62,475
Dental Benefits	$723	$—	$—	$—	$—	$723
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$828,554
Other	$—	$—	$—	$—	$—	$—
Total	$792,262	$918,057	$918,057	$518,865	$918,057	$3,700,523

Braden N. Waverley

Mr. Waverley’s compensation as Interim CFO is defined by the Waverley Consulting Agreement. If the Waverley Consulting Agreement is terminated without cause prior to April 10, 2013, Mr. Waverley is entitled to receive the difference between $198,000 and the aggregate amounts paid to him as consulting fees under the Waverley Consulting Agreement. The table below sets forth the amounts due to Mr. Waverley if he had been terminated by the Company without cause on December 31, 2012.

Potential Post-Employment Payments

Interim CFO — Braden N. Waverley

Type of Payment	Termination without Cause ($)
Early Termination Penalty	$109,408
Total	$109,408

Mark D. Weber

The following table illustrates the potential payments and benefits received by Mr. Weber under various employment termination events.

Potential Post-Employment Payments

President, Environmental Solutions Group — Mark D. Weber

Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)	Death ($)	Disability ($)	Retirement ($)	Change-in- Control Only ($)	Change-in- Control and Termination without Cause or with Good Reason ($)
Severance Compensation	$548,432	$—	$—	$—	$—	$1,645,296
Pro-Rata Bonus	$205,662	$—	$—	$—	$—	$205,662
Stock Options	$—	$169,785	$169,785	$—	$169,785	$169,785
Restricted Stock	$—	$86,822	$86,822	$—	$86,822	$86,822
Performance Shares	$—	$458,670	$458,670	$458,670	$458,670	$458,670
Life Insurance	$699	$—	$—	$—	$—	$699
Medical Benefits	$9,868	$—	$—	$—	$—	$29,604
Dental Benefits	$723	$—	$—	$—	$—	$723
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$728,801
Other	$—	$—	$—	$—	$—	$—
Total	$765,384	$715,277	$715,277	$458,670	$715,277	$3,326,062

Joseph W. Wilson

The following table illustrates the potential payments and benefits received by Mr. Wilson under various employment termination events.

Potential Post-Employment Payments

President, Industrial Systems Division — Joseph W. Wilson

Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)	Death ($)	Disability ($)	Retirement ($)	Change-in- Control Only ($)	Change-in- Control and Termination without Cause or with Good Reason ($)
Severance Compensation	$252,028	$—	$—	$—	$—	$672,075
Pro-Rata Bonus	$78,216	$—	$—	$—	$—	$104,288
Stock Options	$—	$67,593	$67,593	$—	$67,593	$67,593
Restricted Stock	$—	$39,412	$39,412	$—	$39,412	$39,412
Performance Shares	$—	$197,860	$197,860	$197,860	$197,860	$197,860
Life Insurance	$355	$—	$—	$—	$—	$355
Medical Benefits	$9,547	$—	$—	$—	$—	$25,459
Dental Benefits	$367	$—	$—	$—	$—	$367
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$340,513	$304,865	$304,865	$197,860	$304,865	$1,107,409

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors is currently comprised of four directors, none of whom are officers or employees. All members are “independent” under rules adopted by the NYSE and the Sarbanes-Oxley Act of 2002. The Board of Directors has adopted a charter for the Audit Committee, which is available on our website: www.federalsignal.com.

In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for monitoring the integrity of the accounting, auditing and financial reporting practices, and compliance with legal and regulatory requirements of our Company, including our codes of business conduct and ethics. In addition, for each fiscal year, the Audit Committee selects the independent registered public accounting firm to audit the financial statements of our Company and its subsidiaries, subject to approval by the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed disclosures made by our Company’s management during the certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls.

The Audit Committee reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee and the matters required to be discussed by the Statement on Auditing Standards No. 61 as amended (AICPA Professional Standards, Vol.1 AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee has discussed with the independent accountants the accountants’ independence from management and our Company, including matters in the written disclosures pursuant to Rule 3526 of the PCAOB Board Communicating with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the accountants’ independence.

The Audit Committee has adopted a policy for the pre-approval of all services and fees to be provided by our independent accountants for audit, audit-related, tax and all other services, which are allowable under applicable rules and regulations. The Audit Committee annually pre-approves types of services and fees. The Audit Committee periodically approves changes in such authorization and also delegates such periodic approval to the Audit Committee Chairman, who reports any such authorizations to the Audit Committee at its next meeting.

The Audit Committee discussed with our internal auditors and independent accountants the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

AUDIT COMMITTEE

Charles R. Campbell, Chair

Richard R. Mudge

Brenda L. Reichelderfer

Dominic A. Romeo

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the preceding Audit Committee Report shall not be deemed incorporated by reference in any such filings.

INDEPENDENT REGISTERED ACCOUNTING FIRM FEES AND SERVICES

Accounting Fees

All fees billed by Ernst & Young LLP for services rendered during fiscal years 2012 and 2011 were as follows.

(dollars in thousands)	2012	2011
Audit Fees(1)	$2,108	$1,605
Audit-Related Fees(2)	$67	$20
Tax Fees(3)	$16	$25
All Other Fees(4)	$—	$—

Total	$2,191	$1,650

(1)	Audit Fees — These are fees for professional services performed by Ernst & Young LLP for: (i) the audit of our annual financial statements and review of financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements; and (ii) the audit of our system of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-Related Fees — These are fees for the assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements.

(3)	Tax Fees — These are fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. Fees incurred principally relate to review of tax returns, preparation of tax returns or supporting documentation and consultation with regard to various tax planning issues.

(4)	All Other Fees — These are fees for miscellaneous other services performed by Ernst & Young LLP that do not meet the above categories.

The Audit Committee has adopted a policy for the pre-approval of all services and fees to be provided by our independent registered public accounting firm for audit, audit-related, tax and all other services allowable under applicable rules and regulations. This policy is described above in the Audit Committee Report. All such services and fees provided by our independent registered public accounting firm during fiscal year 2012 were pre-approved by the Audit Committee.

PROPOSAL 2

SAY-ON-PAY — AN ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

We are asking our stockholders to approve, on an advisory basis, the compensation of our NEOs as disclosed in this proxy statement.

As described in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation programs are designed to attract, motivate and retain executive officers who are critical to the Company’s success. We reward performance and provide compensation that aligns executive officers’ interests with those of stockholders. We emphasize at-risk compensation, in particular equity compensation, including performance-based restricted stock awards.

Consistent with this strategy, performance-based restricted stock units granted to the Company’s executive officers in fiscal year 2010 were forfeited based on the Company’s non-satisfaction of performance standards for the applicable three-year performance period ended December 31, 2012. The performance period ended December 31, 2011 for the performance-based restricted stock units granted in fiscal year 2011 were forfeited based on the Company’s performance. For fiscal year 2012, we achieved our EPS from continuing operations target at the maximum level and the performance-based restricted stock units were earned at 200%, subject to a 2-year vesting requirement, calculated from the beginning of the completion of the performance period.

Additionally for fiscal year 2012, we met several of our financial goals under the STIP and awarded short-term cash incentive payments to our NEOs. Please read the “Compensation Discussion and Analysis” and the executive tables and accompanying disclosure for additional details about our executive compensation programs, including information about the fiscal year 2012 compensation of our named executive officers.

The Compensation and Benefits Committee periodically reviews the compensation programs for our NEOs to address the goal of aligning our executive compensation structure with the Company’s stockholders’ interests and current market practices.

This vote is not intended to address any specific item of compensation, but rather the overall compensation approach for executive compensation and the Board’s policies and practices described herein. You have the opportunity to vote “FOR,” “AGAINST” or “ABSTAIN.”

Our Compensation and Benefits Committee and Board believe our process effectively implements our compensation philosophy. Accordingly, we ask you to vote “FOR” the following proposal:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement, is hereby approved.”

In deciding how to vote on this proposal, you are encouraged to consider the description of the Compensation and Benefits Committee’s executive compensation philosophy and its decisions in the “Compensation Discussion and Analysis” and the executive tables and accompanying disclosures in this proxy statement, as well as the following items:

•

We believe in pay-for-performance. In fiscal year 2008, we adopted a long-term incentive program intended to align each executive’s goals with the intermediate and long-term goals of our stockholders through the grant of stock options to purchase shares of our common stock, restricted stock awards and performance-based restricted stock units. In fiscal year 2011, with respect to annual equity awards for our executive officers, we further bolstered this pay-for-performance philosophy when we restructured the long-term incentive program to eliminate time-based restricted stock, limiting the design to only stock options and performance-based restricted stock units. As a result, the fiscal year 2011 annual equity awards under our long-term incentive program for our executive officers were effectively 100% performance-based. The performance-based restricted stock units granted in fiscal year 2011 were not earned because the applicable thresholds were not met. For fiscal year 2012, the performance metric was achieved and the performance-based restricted stock units were earned at 200% of target. Shares will be issued to our executive officers provided the executive officer remains employed with the Company until December 31, 2014. All annual equity awards granted to our executive officers in fiscal year 2013 will only have value if our performance goals are achieved and/or our stock price appreciates.

•

Our pay-for-performance philosophy is evident in the composition of our NEOs’ compensation. As shown below, equity compensation makes up a significant portion of total compensation for the NEOs who are currently serving our Company.

Named Executive Officer	2012 Equity Compensation	2012 Total Compensation	Percentage of 2012 Total Compensation Attributable to Equity
Dennis J. Martin	$1,225,000	$3,775,167	32.4%
William G. Barker, III	$244,000	$624,721	39.1%
Braden N. Waverley	$—	$171,716	0.0%
Jennifer L. Sherman	$500,000	$1,579,669	31.7%
Mark D. Weber	$331,500	$1,024,419	32.4%
Joseph W. Wilson	$143,000	$669,304	21.4%

•

Consistent with our pay-for-performance philosophy, and in light of achieving our performance goals, all of our NEOs received annual cash bonus payments under the STIP for fiscal year 2012 performance.

•

Our Compensation and Benefits Committee has taken a conservative approach with regard to base salaries. Base salaries of our NEOs are targeted at or below the 50th percentile of competitive market data.

•

With the assistance of our independent compensation consultant, the Compensation and Benefits Committee updated our peer group to reflect changes to the Company’s mix of businesses and revenue since the sale of FSTech.

•	Our pay practices are friendly to stockholders. For example:

•

In fiscal year 2010, we modified our 2005 Executive Incentive Compensation Plan to: (i) eliminate net share counting for stock settlement of stock appreciation rights, for the stock payment of exercise price of an option and for shares withheld by or otherwise remitted to us to satisfy tax withholding liability; (ii) require that full value awards be counted as the equivalent of 1.51 shares; and (iii) allow only shares subject to awards that expired, are cancelled or forfeited or are settled in cash to be available for re-issuance under the plan. In connection with this modification, we also committed to an average “burn rate” for fiscal years 2010 through 2012 of no more than 2.73%. This “burn rate” is calculated as (i) the total number of equity awards granted in shares in a year divided by (ii) the number of common shares outstanding at the end of that year.

•

Over the years, we have limited the perquisites available to our executive officers and those that we do provide are not typically considered unfriendly to stockholders. For example, we adopted a prospective policy in fiscal year 2009 that prohibits any tax gross-up payments except for such gross-ups provided pursuant to a relocation or expatriate tax equalization plan, policy or arrangement. Messrs. Martin and Wilson, two of our named executive officers, are only entitled to the limited tax gross-up payments noted above.

•

Unless approved by our stockholders and including our arrangements with Messrs. Martin and Wilson, since February 2009, we have limited severance payments for named executive officers to an amount not exceeding 2.99 times the sum of: (i) the NEO’s highest annual base salary for the year of termination or either of the immediate two preceding years; and (ii) either the NEO’s current target bonus, or the highest annual bonus awarded to the NEO in any of the three years preceding the year of termination.

•

Payments under the STIP are subject to a “clawback” policy under which the Company will require, to the extent practicable upon the occurrence of specified events, a named executive officer to repay a portion of his or her performance bonus payment plus a reasonable rate of interest. The clawback policy is triggered by: (i) an accounting restatement or a determination by our Board that the performance results were materially inaccurate; and (ii) a determination that the amount of such performance-based bonus would have been less than the amount previously paid to such named executive officer, taking into account the restated financial results or otherwise corrected performance results.

•

In fiscal year 2011, we modified the Company’s Executive General Severance Plan to limit certain benefits, prevent the payment of duplicative benefits, clarify the elements of a termination for “Cause” (which results in ineligibility for benefits), reduce the ability of the executive to terminate for “Good Reason,” and increase the Company’s flexibility to complete corporate transactions without triggering severance obligations.

•	In March 2013, the Compensation and Benefits Committee again limited the group of employees eligible to participate under the Company’s Executive General Severance Plan, and implemented a one-year service requirement for eligibility, with certain limited grandfathering exceptions, but retained the discretion to waive all such limitations and eligibility requirements as may be determined by the Committee on a case-by-case basis.

•

Our executive officers are required to own substantial holdings of our common stock while employed by us. Individual stock ownership targets are based on a multiple of between two and five times the executive’s base salary. Until the target ownership is met, our executive officers’ ability to sell shares of our common stock is limited. Additionally, in February 2011, the policy was revised to require that after achieving the ownership target, each executive officer is required to hold 50% of the net shares received from exercised options or vested shares of common stock (over and above the target ownership level) for at least two years from the date of exercise or vesting.

•	The Compensation and Benefits Committee is advised by an independent compensation consultant who keeps the Compensation and Benefits Committee apprised of developments and best practices.

For all of these reasons, we believe our executive compensation programs are well-designed, appropriately align executive pay with Company performance, and attract, motivate and retain individuals whose interests are aligned with our stockholders.

The affirmative vote of a majority of the shares of our common stock cast in person or by proxy on the proposal will be considered approval by the stockholders of the advisory resolution on executive compensation.

The Board of Directors recommends that you vote “FOR” approval of the advisory resolution on executive compensation.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013

Our Board of Directors, upon the recommendation of the Audit Committee, has selected Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2013. A resolution will be presented at the Annual Meeting to ratify the appointment of Ernst & Young LLP.

Ernst & Young LLP served as our independent registered public accounting firm for fiscal year 2012. A representative of that firm will be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so, and to respond to any questions that you may have. The appointment of the independent accountants is approved annually by the Audit Committee.

The affirmative vote of a majority of the shares of our common stock cast at the Annual Meeting in person or by proxy is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, based solely upon our review of copies of reports received by us pursuant to Section 16(a) of the Securities Exchange Act of 1934, we believe that all of our directors, officers and beneficial owners of more than ten percent (10%) of our common stock filed all such reports on a timely basis during 2012, except that Mr. Manfred Rietsch, a former Section 16(a) officer of the Company, had one late filing consisting of one transaction. The late filing related to the acceleration of the vesting of performance shares upon the divestiture of the business segment in which he was primarily employed.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2012 with respect to the shares of common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (#)
Equity Compensation Plans Approved by Security Holders(1)
1996 Stock Benefit Plan(2)	222,250	$17.08	0
2005 Executive Incentive Compensation Plan (2010 Restatement)(3)	2,095,928	$8.07	3,429,624

Total	2,318,178	$8.93	3,429,624

(1)	All of our equity compensation plans have been approved by stockholders.

(2)	No additional awards were available for grant under this plan after April 17, 2006.

(3)	“Full value” awards, which include restricted stock awards and performance-based restricted stock units, count as 1.51 shares against the remaining available shares for future issuance under this plan.

FUTURE STOCKHOLDER PROPOSALS

Stockholders may submit proposals appropriate for stockholder action at the Company’s annual meeting consistent with the regulations of the SEC and the Company’s By-Laws. For the proposal to be considered for inclusion in the proxy statement for the 2014 Annual Meeting of Stockholders, the proposal must be received on or before November 21, 2013.

Stockholder proposals not intended to be included in the Company’s proxy statement may be brought before an Annual meeting in accordance with the advance notice procedures detailed in our By-Laws. For the 2014 Annual Meeting, we must receive information relating to such other business by January 30, 2014, but not before December 31, 2013, which is not less than 90 days or more than 120 days prior to the anniversary date of the immediately preceding annual meeting. Stockholder proposals must also be in proper written form and meet the detailed disclosure requirements set forth in our By-Laws. If you would like to receive a copy of the provisions of our By-Laws setting forth all of the requirements, you should write to our executive offices, Attn: Corporate Secretary. Any proposals we do not receive in accordance with the above standards will not be voted on at the 2014 Annual Meeting. A stockholder may nominate candidates for election as directors at stockholder meetings by following the procedures set forth in this proxy statement under the heading “Committees of the Board of Directors — Nominating and Governance Committee.”

OTHER BUSINESS

As of the date hereof, the foregoing is the only business which our Board of Directors and management intend to present, or are aware that others will present, at the Annual Meeting. If any other proper business should be presented at the meeting, the proxy cards will be voted in respect thereof in accordance with the discretion and judgment of the person or persons voting such proxy cards.

By order of the Board of Directors,

JENNIFER L. SHERMAN

Corporate Secretary

FEDERAL SIGNAL CORPORATION ATTN: JENNIFER L. SHERMAN 1415 W. 22ND STREET, STE. 1100 OAK BROOK, IL 60523-2004

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 PM Central Time the day before the cut-off or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 10:59 PM Central Time the day before the cut-off or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors		☐	☐	☐
Nominees
01 Charles R. Campbell 02 James E. Goodwin 03 Paul W. Jones 04 Dennis J. Martin 05 Richard R. Mudge
06 William F. Owens 07 Brenda L. Reichelderfer

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2	Approve, on an advisory basis, our named executive officer compensation.							☐	☐	☐
3	Ratify Ernst & Young LLP as Federal Signal Corporation’s independent registered public accounting firm for fiscal year 2013.							☐	☐	☐

NOTE: This proxy also may be voted in the discretion of the proxies, on any matter that may properly come before the meeting or any adjournment(s) or postponement(s) thereof. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

For address change/comments, mark here. (see reverse for instructions)					☐
			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com.

FEDERAL SIGNAL CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS YOUR VOTE IS VERY IMPORTANT - PLEASE VOTE TODAY.

The undersigned having received the notice of the 2013 Annual Meeting of Stockholders of Federal Signal Corporation (the “Company”) and the proxy statement, appoints Jennifer L. Sherman and Lana J. Noel, and each of them acting individually, as the undersigned’s proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all of the shares of the Company’s Common Stock standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the Annual Meeting and at any adjournment(s) or postponement(s) thereof, and the undersigned directs that this proxy be voted as specified on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made for a proposal, the proxy will be voted: (a) “FOR” all of the Company’s director nominees in Proposal 1; and (b) “FOR” Proposals 2 and 3, as applicable. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock.

This proxy also covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Federal Signal 401(k) Retirement Plan (the “Plan”). This proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 10:59 PM CDT on April 25, 2013, you will be treated as directing the Plan’s Trustee to vote your shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote.

              Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side